Exhibit 4.1

SENIOR CREDIT AND GUARANTY AGREEMENT

dated as of May 2, 2006

by and among

POGO PRODUCING COMPANY,

as Borrower,

VARIOUS GUARANTORS,

VARIOUS LENDERS,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Sole Lead Arranger,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent

$500,000,000 Senior Increasing-Rate Loan Facility

4.13. Absence of Defaults	53
4.14. Regulation U	53
4.15. Disclosure; No Material Misstatement	53
4.16. Solvency	54
4.17. Transaction Documents	54
4.18. Private Offering; Rule 144A Matters	55

SECTION 5. AFFIRMATIVE COVENANTS	55

5.1. Financial Statements; Other Information	56
5.2. Notices of Material Events	58
5.3. Refinancing of Loans with Permanent Securities; Compliance with Fee Letter and Engagement Letter	59
5.4. Maintenance of Corporate Existence	59
5.5. Payment of Taxes	59
5.6. Performance of Obligations under Credit Documents	60
5.7. Maintenance of Properties	60
5.8. Insurance	60
5.9. Further Assurances	60
5.10. Change of Control	60
5.11. Guarantors	61
5.12. Books and Records; Inspection Rights	61
5.13. Compliance with Laws	61
5.14. Environmental Matters	61
5.15. Exchange Notes and Registration Rights Agreement	63
5.16. Lenders Meetings	63
5.17. Effectiveness of Covenants	63

SECTION 6. NEGATIVE COVENANTS	64

6.1. Limitation on Acquisitions	64
6.2. Limitation on Indebtedness	64
6.3. Liens	67
6.4. Limitation on Restricted Payments	67
6.5. Limitation on Restrictions on Distributions from Restricted Subsidiaries	71
6.6. Amendments or Waivers of Certain Related Agreements	73
6.7. Limitation on Sale of Capital Stock of Restricted Subsidiaries	73
6.8. Merger and Consolidation	73
6.9. Limitations on Affiliate Transactions	74

SECTION 7. GUARANTY	76

7.1. Guaranty of the Obligations	76
7.2. Contribution by Guarantors	76
7.3. Payment by Guarantors	76
7.4. Liability of Guarantors Absolute	77
7.5. Waivers by Guarantors	79
7.6. Guarantors’ Rights of Subrogation, Contribution, etc	79
7.7. Continuing Guaranty	80
7.8. Authority of Guarantors or the Company	80

7.9. Financial Condition of the Company	80
7.10. Bankruptcy, etc	80
7.11. Discharge of Guaranty Upon Sale of Guarantor	81

SECTION 8. EVENTS OF DEFAULT	81

8.1. Events of Default	81

SECTION 9. AGENTS	85

9.1. Appointment of Agents	85
9.2. Powers and Duties	85
9.3. General Immunity	85
9.4. Agents Entitled to Act as Lender	86
9.5. Lenders’ Representations, Warranties and Acknowledgment	87
9.6. Right to Indemnity	87
9.7. Successor Administrative Agent	87
9.8. Guaranty	88

SECTION 10. MISCELLANEOUS	88

10.1. Notices	88
10.2. Expenses	88
10.3. Indemnity	89
10.4. Set-Off	89
10.5. Amendments and Waivers	90
10.6. Successors and Assigns; Participations	91
10.7. Independence of Covenants	94
10.8. Survival of Representations, Warranties and Agreements	94
10.9. No Waiver; Remedies Cumulative	94
10.10. Marshalling; Payments Set Aside	94
10.11. Severability	95
10.12. Obligations Several; Independent Nature of Lenders’ Rights	95
10.13. Headings	95
10.14. APPLICABLE LAW	95
10.15. CONSENT TO JURISDICTION	95
10.16. WAIVER OF JURY TRIAL	96
10.17. Confidentiality	96
10.18. Usury Savings Clause	97
10.19. Counterparts	97
10.20. Effectiveness	97
10.21. Lender Representations	97

APPENDICES:	A	Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Cash Equivalent Investments
	3.1	Organizational Structure
	4.7	Litigation
	4.8	Existing Subsidiaries and Affiliates
	4.12	Environmental Matters

EXHIBITS:	A	Funding Notice
	B	Exchange Notice
	C	Loan Note
	D	Compliance Certificate
	E	Opinion of Counsel for Credit Parties
	F	Opinion of General Counsel of the Company
	G	Assignment Agreement
	H	Certificate of Non-Bank Status
	I	Closing Date Certificate
	J	Solvency Certificate
	K	Joinder Agreement

SENIOR CREDIT AND GUARANTY AGREEMENT

This SENIOR CREDIT AND GUARANTY AGREEMENT, dated as of May 2, 2006, is entered into by and among POGO PRODUCING COMPANY, a Delaware corporation (the “Company”), the Guarantors referred to herein, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Sole Lead Arranger and Book Runner (in such capacities, the “Lead Arranger”), as Syndication Agent (in such capacity, the “Syndication Agent”), and as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof; and

WHEREAS, the Lenders have agreed to make loans to the Company, in an aggregate amount not to exceed $500.0 million, consisting of up to $500.0 million aggregate principal amount of senior increasing-rate term loans, the proceeds of which will be used to fund a portion of the total purchase price of the Acquisition and pay related fees and expenses.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS AND INTERPRETATION

1.1.         Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2011 Notes” means the 8¼% Senior Subordinated Notes due 2011 of the Company outstanding on the Closing Date.

“2015 Notes” means the 6.625% Senior Subordinated Notes due 2015 of the Company outstanding on the Closing Date.

“2017 Notes” means the 6.875% Senior Subordinated Notes due 2017 of the Company outstanding on the Closing Date.

“ACNTA” means (without duplication), as of the date of determination:

(1)           the sum of:

(a)       discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state, federal or foreign income or similar taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of:

(i)            estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(ii)           estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities, which reserves were not reflected in such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

(iii)          estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and

(iv)          reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (1)(a)(i) through (iv) of this definition, such increases and decreases shall be as estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change that is an increase, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

(b)       the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c)       the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d)       the greater of (i) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted

Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements; minus:

(2)           to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:

(a)       minority interests;

(b)       any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c)       the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or that otherwise are required to be delivered to third parties;

(d)       the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to volumetric Production Payments on the schedules specified with respect thereto; and

(e)       the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to dollar-denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to dollar-denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, “ACNTA” will continue to be calculated as if the Company were still using the successful efforts method of accounting.

“Acquired Business” means Latigo Petroleum, Inc., a Delaware corporation, the issued and outstanding shares of capital stock of which the Company is to acquire by merger pursuant to the Acquisition Agreement.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.  Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition” means the acquisition of the Acquired Business by the Company pursuant to the Acquisition Agreement for an aggregate cash purchase price of approximately $750.0 million (excluding transaction fees and expenses).

“Acquisition Agreement” means the Agreement and Plan of Merger by and among the Acquired Business, the Company and Pogo Merger Sub 1, Inc., dated as of April 13, 2006, as amended from time to time.

“Administrative Agent” is defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries.

“Affected Lender” is defined in Section 2.13(a).

“Affected Loans” is defined in Section 2.13(a).

“Affiliate” means, as applied to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.  No Person shall be deemed an Affiliate of an oil and gas royalty trust solely by virtue of ownership of units of beneficial interest in such trust.

“Agent” means each of the Lead Arranger, the Syndication Agent and the Administrative Agent.

“Aggregate Amounts Due” is defined in Section 2.12.

“Aggregate Payments” is defined in Section 7.2.

“Agreement” means this Senior Credit and Guaranty Agreement, dated as of May 2, 2006, as it may be amended, supplemented or otherwise modified from time to time.

“Asset Sale” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the

Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)           a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)           the disposition of cash, Cash Equivalents, Hedging Obligations and other financial instruments and rights in respect of a Production Payment, in each case in the ordinary course of business;

(3)           a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(4)           transactions permitted under Section 6.8;

(5)           an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;

(6)           for purposes of Section 2.10(a) only, the making of a Permitted Investment or a disposition of an asset that is permitted by Section 6.4;

(7)           an Asset Swap effected in compliance with Section 2.10(a);

(8)           dispositions of assets in a single transaction or series of related transactions with an aggregate Fair Market Value in any calendar year of less than $40.0 million;

(9)           dispositions consisting of the creation of Permitted Liens;

(10)         dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)         the abandonment, assignment, lease, sublease or farm-out of Oil and Gas Properties, or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner that is customary in the Oil and Gas Business;

(12)         any disposition of inventory, Hydrocarbons or other mineral products in the ordinary course of business;

(13)         the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property; and

(14)         foreclosure on assets.

“Asset Swap” means the substantially concurrent purchase and sale of Property between the Company or any of its Restricted Subsidiaries and another Person; provided, however, that any cash received must be applied in accordance with Section 2.10(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit G, with such amendments or modifications as may be approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.  As used in the preceding sentence, the “net rental payments” under any lease for any such period means the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.  In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Closing Date or Incurred after the Closing Date, payable by the Company under or in respect of a Credit Facility, and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with such credit agreements, including principal, premium, if any, interest (including interest accruing on, or after the filing of, any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent and Lender.

“Board of Directors” means, with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Cap” means, with respect to the interest rate in effect on a Loan or Exchange Note, the yield then in effect for U.S. Treasury Notes with a maturity of 10 years plus 600 basis points.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” means any and all shares, interests, participations or other equivalents  (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means:

(1)           securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)           marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;

(3)           certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank party to a Credit Facility or the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, “A” or the equivalent thereof by Moody’s or “B” or the equivalent thereof by Thompson Bank Watch Rating;

(4)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)           commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s or carrying an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(6)           interests in any money market mutual or similar fund that has assets in excess of $500.0 million; and

(7)           any Investment, in addition to those described in the preceding clauses (1) through (6), defined as a Cash Equivalent Investment in the Senior Credit Facility as in effect on the Closing Date and as itemized in Schedule 1.1 to this Agreement.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company or any of its Subsidiaries having a Fair Market Value in excess of $1.5 million.

“CERCLA” means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Certificate of Non-Bank Status” means a certificate substantially in the form of Exhibit H.

“Change of Control” means (a) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its properties and assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity), (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66⅔% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office, (c) the sale, conveyance, lease, assignment, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or (d) the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Closing Date” means the date on which the Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit I.

“Company” is defined in the preamble hereto.

“Commitment Letter” means the Commitment Letter, dated as of April 18, 2006, between Goldman Sachs Credit Partners L.P. and the Company.

“Commodity Agreement” means, with respect to any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuation in commodity prices.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Consolidated Affiliates” means the Affiliates of the Company that in accordance with GAAP are included in the consolidated financial statements of the Company, other than any Subsidiaries of the Company.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDA for the period of the Company’s most recent four consecutive fiscal quarters ended prior to the date of such determination for which financial statements have been filed with the SEC to (y) its Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)           if the Company or any Restricted Subsidiary:

(a)       has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)       has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)           if since the beginning of such period the Company or any Restricted Subsidiary has made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Sale:

(a)       the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)       Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)           if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, that constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)           if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) has Incurred any Indebtedness or discharged any Indebtedness, made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).  If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income of the Company and its consolidated Restricted Subsidiaries for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)           Consolidated Interest Expense;

(2)           Consolidated Income Taxes;

(3)           consolidated depletion and depreciation expense;

(4)           consolidated exploration expense;

(5)           consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”; and

(6)           other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to dollar-denominated Production Payments.  Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, for any period, taxes imposed upon the Company or other payments required to be made by the Company by any governmental authority, which taxes or other payments are calculated by reference to the income or profits of the Company or the Company and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)           interest expense attributable to Capitalized Lease Obligations;

(2)           amortization of debt discount (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)           commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(4)           interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any Person other than the Company or any Restricted Subsidiary;

(5)           costs associated with Hedging Obligations (including amortization of fees but excluding obligations pursuant to Commodity Agreements); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(6)           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(7)           all dividends paid or payable to a Person other than the Company or a Wholly-Owned Subsidiary, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of the Company or on Preferred Stock of its Restricted Subsidiaries;

provided, however, that there will be excluded therefrom any such interest expense attributable to dollar-denominated Production Payments.

For purposes of the preceding definition, total interest expense will be determined (a) after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements and (b) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)           any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)           subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)           the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)           any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)           subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)           the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)           any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)           any extraordinary gain or loss;

(5)           the cumulative effect of a change since December 31, 2005, in accounting principles;

(6)           any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations; and

(7)           any impairments or write-downs of long-lived assets; provided, however, that any ceiling limitation write-downs in accordance with GAAP shall be treated as capitalized costs, as if such write-downs had not occurred.

In addition, notwithstanding the preceding, for the purposes of Section 6.4 only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.  Further, notwithstanding the preceding, the effects of SFAS 133 and SFAS 143 and any non-cash writedowns will be disregarded for purposes of calculating Consolidated Net Income.

“Consolidated Subsidiaries” means each Subsidiary of the Company (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Company in accordance with GAAP.

“Contributing Guarantors” is defined in Section 7.2.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control, that, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means this Agreement, the Loan Notes, if any, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Facility” means, with respect to the Company and any of its Restricted Subsidiaries, one or more debt facilities (including the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, money market lines, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), accounts payable overdraft financing or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether or not provided under the Senior Credit Facility or any other credit or other agreement or indenture).

“Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)           matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)           is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock that is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)           is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the stated maturity of the 2017 Notes or (b) on which there are no Loans outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with Section 2.10(a) and Section 5.10 and such repurchase or redemption complies with Section 6.4.

“Dollars” and “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (1) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (2) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans as one of its businesses; provided that any Eligible Assignee represents and agrees that any election by such Eligible Assignee to exchange all or a portion of its Loan for one or more Exchange Notes would be for its own account and not with a view to distribution in violation of any securities laws.

“Engagement Letter” means the Engagement Letter, dated as of April 18, 2006, between Goldman Sachs Credit Partners L.P. and the Company.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water and navigable water), the land surface or subsurface strata, the workplace, natural resources (including wetlands, flora and fauna) or as otherwise defined in any Environmental Law.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, complaint, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (1) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (2) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity, (3) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the Environment or (4) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Laws” means all applicable laws, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders and awards promulgated or issued by any Governmental Authority concerning the preservation or protection of the Environment or human health or safety, or regulating Hazardous Materials Activity or any discharge of substances into, the environment.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidances promulgated thereunder.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Note Indenture” means the indenture relating to the Exchange Notes, among the Company, as issuer, the Guarantors, as guarantors, and the Exchange Note Trustee.

“Exchange Note Trustee” means The Bank of New York Trust Company, N.A., in its capacity as trustee under the Exchange Note Indenture, and each of its successors in such capacity.

“Exchange Notes” means the senior unsecured Exchange Notes of the Company, to be guaranteed by the Guarantors, if any, to be authenticated by the Exchange Note Trustee and delivered in exchange for Loans on or after the first anniversary of the Closing Date in an equal principal amount from time to time pursuant to Section 2.2, in the form attached as an exhibit to the Exchange Note Indenture.

“Exchange Notice” is defined in Section 2.2(a).

“Excluded Subsidiary” means each Subsidiary of the Company; provided that any such Subsidiary shall cease to be an Excluded Subsidiary at such time as such Subsidiary Guarantees any other indebtedness of the Company (other than indebtedness under the Senior Credit Facility).

“Fair Market Value” means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, (1) as determined in good faith by senior management of the Company, if the fair market value of such asset or Investment is less than 3% of ACNTA at the time of the event requiring such determination, or (2) as determined in good faith by the Board of Directors of the Company, if the fair market value of such asset or Investment is equal to or greater than 3% of ACNTA at the time of the event requiring such determination.  Unless specifically required by the terms of this Agreement, no valuation or assessment from any investment banker, appraiser or other third party shall be required to be obtained in connection with either determination contemplated by the first sentence of this definition of Fair Market Value.

“Fair Share Contribution Amount” is defined in Section 7.2.

“Fair Share” is defined in Section 7.2.

“Fee Letter” means the Fee Letter, dated April 18, 2006, among GSCP, Goldman, Sachs & Co. and the Company.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and has substantially all of its operations outside the United States.

“Funding Guarantors” is defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, U.S. generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Approval” means (1) any authorization, consent, approval, license, ruling, permit, tariff, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, or with, (2) any required notice to, (3) any declaration of or with, or (4) any registration by or with, any Governmental Authority.

“Governmental Authority”means any U.S. federal, state or local or any foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“GSCP” is defined in the preamble hereto.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)           to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)           entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (a) endorsements for collection or deposit in the ordinary course of business or (b) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” is defined in Section 7.1.

“Guarantor” means any Restricted Subsidiary that has provided a Guaranty in accordance with Section 5.11 and its successors and assigns.

“Guaranty” means the guarantee of each Guarantor set forth in Section 7.

“Hazardous Materials” means:

(1)           any “hazardous substance,” as defined by CERCLA;

(2)           any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended;

(3)           any petroleum, crude oil or any fraction thereof, petroleum products or by-products;

(4)           any hazardous, dangerous or toxic chemical, material waste or substance, pollutant or contaminant, defined, listed or regulated as such by, or requiring removal, remediation or reporting pursuant to, any Environmental Law;

(5)           any radioactive material, including any naturally occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. §2011 et seq., and any amendments or reauthorizations thereof;

(6)           asbestos-containing materials in any form or condition; or

(7)           polychlorinated biphenyls in any form or condition.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action (and related investigations) with respect to any of the foregoing.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (1) the audited financial statements of the Company and its Subsidiaries and Consolidated Affiliates for the three Fiscal Years immediately preceding the Closing Date, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years and (2) if available, the unaudited financial statements of the Company and its Subsidiaries and Consolidated Affiliates as at March 31, 2006, and for the three months then ended, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows, all certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries and Consolidated Affiliates as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject (in the case of the March 31, 2006, financial statements) to changes resulting from normal year-end adjustments.

“Hydrocarbon Interests” means all rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, Production Payments and other similar interests.

“Hydrocarbons” means, collectively, crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)           the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)           the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)           the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)           Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)           the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)           the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)           the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (including any Guarantees of production or payment by such Person with respect to a Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); and

(9)           to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding the preceding, the following shall not constitute “Indebtedness”:

(a)           any obligation in respect of any Production Payment (except as set forth in clause (8) of the first paragraph of this definition of “Indebtedness”), royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties;

(b)           any obligation in respect of a farm-in agreement;

(c)           any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or U.S. Government Obligations (in an amount sufficient to satisfy all such Indebtedness at Stated Maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(d)           oil or gas balancing liabilities incurred in the ordinary course of business and consistent with past practice;

(e)           any obligations in respect of (i) completion bonds, performance bonds, bid bonds, surety bonds and other similar bonds and (ii) bankers acceptances and letters of credit, in each case Incurred by the Company or any Restricted Subsidiary in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing obligations; and

(f)            any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (1) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including the enforcement of the Guaranty)), or (2) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries.

“Indemnitee” is defined in Section 10.3.

“Interest Payment Date” means each August 2, November 2, February 2 and May 2 of each year.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments by such Person, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

For purposes of Section 6.4:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that, upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets (as determined in accordance with the definition of such term in this Section 1.1, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Administrative Agent) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in accordance with the definition of such term in this Section 1.1, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Administrative Agent; and

(3) if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value (as determined in accordance with the definition of such term in this Section 1.1, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Administrative Agent) of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Bank” means Goldman, Sachs & Co.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit K delivered by a Credit Party pursuant to Section 5.11.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lead Arranger” is defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.  The term “Lien” shall not include rights created in a third Person in connection with the creation by the Company or a Restricted Subsidiary of a Production Payment.  For the purposes of this Agreement, the Company and its Subsidiaries shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Litigation” is defined in Section 4.7.

“Loan” means a Loan made by a Lender to the Company pursuant to Section 2.1(a).

“Loan Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Loan Commitments as of the Closing Date is $500.0 million.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided that at any time prior to the making of the Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Loan Commitment.

“Loan Note” means a promissory note evidencing a Loan substantially in the form of Exhibit C.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means any change in or effect on the Companyor any of its Subsidiaries (including the Acquired Business) that, individually or in the aggregate with any other changes in or effects on the Company or any of its Subsidiaries (including the Acquired Business), (1) is materially adverse to the business, properties, financial condition or results of operations of the Company and its Subsidiaries (including the Acquired Business), taken as a whole, or (2) would reasonably be expected to have a material adverse effect on the Company’s ability to perform its respective obligations under the Transaction Documents; provided, however, that “Material Adverse Effect” shall not be deemed to include any changes or effects arising out of any effects of FAS 133 or FAS 143 or other changes in GAAP or in the generally applicable interpretation thereof.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 50% during a fiscal quarter in the discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

(1)           any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2)           any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with Section 4.8 of the indenture governing the 2017 Notes.

“Maturity Date” means the sixth anniversary of the Closing Date.

“Moody’s” means Moody’s Investor Services, Inc.

“NAIC” means The National Association of Insurance Commissioners and any successor thereto.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax-sharing arrangements).

“Net Proceeds” means cash payments received by the Company or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration and including casualty insurance settlements and condemnation awards, but only as and when received, but excluding, in the case of an Asset Sale, any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) from any Asset Sale or loss, damage, destruction or condemnation of any asset or assets of the Company or any of its Restricted Subsidiaries, in each case net of:

(1)           all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax-sharing agreements), incurred in connection therewith;

(2)           in the case of an Asset Sale, all permanent repayments made on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3)           all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or receipt of such casualty insurance settlements or condemnation awards, as the case may be; and

(4)           in the case of an Asset Sale, the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

“Net Working Capital” means:

(1)           all current assets of the Company and its Restricted Subsidiaries; minus

(2)           all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness;

determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)           as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2)           no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Lender” is defined in Section 2.14(c).

“Notice” means a Funding Notice or an Exchange Notice.

“Obligations” means the Loans and all other obligations of every nature of each Credit Party from time to time owed to any Agent or Lender (or former Agent or Lender) or any Indemnitee under any Credit Document, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Officers’ Certificate” means a certificate signed by two Authorized Officers (for which in the case of the annual Officers’ Certificate delivered pursuant to Section 5.1(e) at least one of such Authorized Officer shall be the principal executive officer, principal financial officer or principal accounting officer of the Company), that is delivered to the Administrative Agent and includes (1) a statement that the individual making such certificate has read the applicable covenant or condition of this Agreement, (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based, (3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the applicable covenant or condition has been complied with and (4) a statement as to whether or not, in the opinion of such individual, the applicable covenant or condition has been complied with.

“Oil and Gas Business” means:

(1)           the acquisition, exploration, exploitation, development, operation or disposition of interests in crude oil, natural gas or other Hydrocarbon properties;

(2)           the gathering, marketing, treating, processing, storage, selling, transporting or refining of any production from such interests or properties;

(3)           any business relating to or arising from exploration for or development, production, gathering, marketing, treatment, processing, storage, sale, transportation or refining of crude oil, natural gas and other Hydrocarbons and products produced in association therewith; or

(4)           any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (1) through (3) of this definition, including raising capital to finance operations.

“Oil and Gas Properties” means Hydrocarbon Interests; Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) that may affect all or any portion of Hydrocarbon Interests; all operating agreements, joint venture agreements, contracts and other agreements that relate to any Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to Hydrocarbon Interests; all Hydrocarbons in and under and that may be produced and saved or attributable to Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests; all tenements, profits á prendre, hereditaments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to Hydrocarbon Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, water wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organic Document” means, relative to any Person and as applicable, its certificate or articles of organization, formation or incorporation (or comparable document), its bylaws or operating agreement, and all partnership agreements or limited liability company agreement, regulations or other general rules of governance or association and similar arrangements applicable to ownership.  In the event any term or condition of this Agreement or any other Credit Document requires any Organic Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organic Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA (other than a multi-employer plan as defined in Section 4001(a)(3) of ERISA) and to which the Company or any corporation, trade or business that is, along with the Company, a member of a Controlled Group may have liability, including any liability by reason of having been a substantial employer, within the meaning of Section 4063 of ERISA, at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4069 of ERISA.

“Permanent Securities” means debt or equity securities (other than common stock or securities convertible into common stock) issued by the Company and, in the case of debt securities, fully and unconditionally guaranteed by the Guarantors, which debt or equity securities have either been registered with the SEC and sold pursuant to a registration statement in a public offering or privately placed or otherwise sold in an offering exempt from registration with the SEC, to refinance the Loans.

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting crude oil, natural gas and other Hydrocarbons through any agreement, transaction, interest or arrangement that permits one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1)           direct or indirect ownership of crude oil, natural gas and other Hydrocarbon properties or gathering, transportation, processing, storage or related systems; and

(2)           the entry into any one or more operating agreements, joint venture agreements, partnership agreements, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of crude oil, natural gas and other Hydrocarbons, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, subscription agreements, stock purchase agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements with any one or more third parties, excluding, however, Investments in corporations and publicly-traded limited partnerships.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)           a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)           another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its properties and assets to, the Company or a Restricted Subsidiary;

(3)           Permitted Business Investments;

(4)           cash and Cash Equivalents;

(5)           Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor or in settlement of any litigation or dispute;

(6)           Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 2.10(a);

(7)           Investments for consideration consisting of Capital Stock (other than Disqualified Stock) of the Company;

(8)           Hedging Obligations Incurred in compliance with Section 6.2; and

(9)           Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (9), in an aggregate outstanding amount not to exceed 2% of ACNTA at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness of such Person under a Credit Facility or any other Senior Indebtedness of such Person;

(2) Liens securing Hedging Obligations so long as the related Indebtedness is permitted under this Agreement;

(3) Liens for the purpose of securing the payment of all or a part of the purchase price of, or purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business, provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property so acquired or constructed and (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(4) Liens existing on the Closing Date;

(5) Liens in favor of the Company or any Guarantor;

(6) Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect of any such property); provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; and provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(7) Liens on property at the time the Company or a Restricted Subsidiary acquired the property (plus improvements, accessions, proceeds or dividends or distributions in respect of any such property), including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition; and provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(8) Liens securing the Loans or the Guaranty;

(9) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Indebtedness being refinanced; or

(10) Liens incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with respect to Indebtedness that does not exceed $10.0 million.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Preferred Stock” means, as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Office” means the Administrative Agent’s “Principal Office” as set forth on Appendix B or such other office as the Administrative Agent may from time to time designate in writing to the Company and each Lender.

“Production Payment” means a production payment obligation (whether volumetric or U.S. dollar-denominated) of the Company or any of its Subsidiaries that is payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Indebtedness.  “Redeem” has the correlative meaning thereto.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” and the terms “refinances” and “refinanced” shall have correlative meanings) any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) if the stated maturity of the Indebtedness being refinanced is earlier than the stated maturity of the 2017 Notes, the Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the Indebtedness being refinanced and (b) if the stated maturity of the Indebtedness being refinanced is later than the stated maturity of the 2017 Notes, the Refinancing Indebtedness has a stated maturity at least 91 days later than the stated maturity of the 2017 Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and other transactional expenses Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Loans or the Guaranty, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Guaranty on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) such Indebtedness is not incurred by a Restricted Subsidiary (other than a Guarantor) if the Company or a Guarantor is the obligor on the Indebtedness being refinanced; and provided, however, that a Restricted Subsidiary that is also a Guarantor may Guarantee Refinancing Indebtedness Incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being refinanced; and provided further, however, that if such Refinancing Indebtedness is subordinated to the Loans, such Guarantee shall be subordinated to such Restricted Subsidiary’s Guaranty to at least the same extent.

“Register” is defined in Section 2.5(b).

“Registration Rights Agreement” means the registration rights agreement by and among the Company, the Guarantors and the Administrative Agent on behalf of the Lenders and holders of Exchange Notes, pursuant to which the Exchange Notes are required to be registered for public sale.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation U” means any of Regulations T, U or X of the Board of Governors from time to time in effect and shall include any successor or other regulations or official interpretations of the Board of Governors or any successor Person that relate to the extension of credit for the purpose of purchasing or carrying Margin Stock and that are applicable to member banks of the Federal Reserve System or any successor Person.

“Related Agreements” means, collectively, the Acquisition Agreement, the Exchange Note Indenture, the Exchange Notes, the Registration Rights Agreement, the Engagement Letter and the Fee Letter.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Remedial Work” is defined in Section 5.13(a)(iv).

“Requisite Lenders” means one or more Lenders having or holding Loan Exposure and representing more than 50% of the aggregate Loan Exposure of all Lenders.

“Restricted Payment” is defined in Section 6.4.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Credit Facility” means the Credit Agreement dated as of December 16, 2004, as amended on August 31, 2005 (effective as of September 27, 2005), among the Company, as the Borrower, certain commercial lending institutions, as the Lenders, Bank of Montreal, acting through its Chicago, Illinois branch, as the Administrative Agent for the Lenders, Bank of America, N.A., Toronto Dominion (Texas) LLC and BNP Paribas, as Co-Syndication Agents, Wachovia Bank, National Association, as Documentation Agent, and Citibank, N.A. and The Bank of Nova Scotia, as Managing Agents.

“Senior Indebtedness” means, with respect to either the Company or a Guarantor, and whether such Senior Indebtedness is outstanding on the Closing Date or thereafter Incurred, its Bank Indebtedness and all amounts payable by it under or in respect of all of its other Indebtedness (including, without limitation, the Loans), including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, at the rate specified in the documentation with respect thereto, whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include any of the following if it constitutes Indebtedness):

(a)       any Indebtedness Incurred in violation of this Agreement;

(b)       any obligation of such Person to any Subsidiary;

(c)       any liability for federal, state, foreign, local or other taxes owed or owing by such Person;

(d)       any accounts payable or other liability to trade creditors of such Person arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(e)       any Indebtedness, Guarantee or obligation of such Person that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Person, including any Senior Subordinated Indebtedness and any Subordinated Obligations of such Person; or

(f)        any Capital Stock of such Person.

“Senior Subordinated Indebtedness” means, with respect to the Company, the 2011 Notes, the 2015 Notes and the 2017 Notes and, with respect to a Guarantor, its Guarantee, if any, with respect to the 2011 Notes, the 2015 Notes and the 2017 Notes, and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank equally with the 2017 Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Company substantially in the form of Exhibit J.

“Solvent” means, with respect to any Credit Party, that, as of the date of determination, both (1)(a) the sum of such Credit Party’s Indebtedness (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets, (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise) and (2) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Interest” means any and all special interest accruing and becoming due and payable pursuant to the Registration Rights Agreement.

“Subordinated Obligation” means, with respect to either the Company or a Guarantor, any Indebtedness of such Person (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Loans or the Guaranty of such Person, as the case may be, pursuant to a written agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless otherwise specified, all references herein to a Subsidiary mean a Subsidiary of the Company.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” is defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Transaction Costs” means the fees, costs and expenses payable by the Company or any of its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Transaction Documents.

“Transaction Documents” means the Credit Documents and the Related Agreements.

“Transactions” means, collectively, the Acquisition, the related financing transactions and each of the other transactions contemplated by the Transaction Documents.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(a) such Subsidiary or any of its Subsidiaries does not, at the time of designation or at any time thereafter, own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(b) all the Indebtedness of such Subsidiary and its Subsidiaries (excluding any Indebtedness owing to the Company or any Restricted Subsidiary) shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(c) such designation and the Investment of the Company in such Subsidiary comply with Section 6.4;

(d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(e) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any director indirect obligation (i) to subscribe for additional Capital Stock of such Person or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(f) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary, as applicable, than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent an Officers’ Certificate reflecting such designation and certifying that such designation complies with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under Section 6.2(a) on a pro forma basis taking into account such designation.

“U.S. Dollar-Equivalent” means, with respect to any monetary amount in a currency other than the U.S. dollar, at or as of any time for the determination thereof, the amount of U.S.  dollars obtained by converting such foreign currency involved in such computation into U.S.  dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two Business Days prior to such determination.  Whenever the definitions in this Section 1.1 or the provisions of Section 5 or 6 refer to an amount in U.S. dollars, that amount shall be deemed to refer to the U.S.  Dollar Equivalent of the amount denominated in any other currency or currency unit, including composite currencies.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Welfare Plan” means a “welfare plan,” as such term is defined under Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

1.2. Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Company to the Lenders pursuant to the provisions of this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2.         LOANS

2.1.   Loans.

(a)       Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to the Company in an amount equal to such Lender’s Loan Commitment.  The Company may make only one borrowing under the Loan Commitments, which borrowing shall be on the date on which the Acquisition is consummated in accordance with the terms and conditions of the Acquisition Agreement, but in no event later than June 30, 2006.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.9 and 2.10, all outstanding Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Loan Commitment on such date.

(b)       Borrowing Mechanics.

(i)            The Company shall deliver to the Administrative Agent a fully executed Funding Notice no later than one Business Day prior to the Closing Date.  Promptly upon receipt by the Administrative Agent of such Certificate, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)           Each Lender shall make its Loan available to the Administrative Agent not later than 11:00 a.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account of the Company at the Administrative Agent’s Principal Office or to such other account as may be designated in writing to the Administrative Agent by the Company.

2.2.   Option to Exchange Loans for Exchange Notes.

(a)       On any Business Day on or after the first anniversary of the Closing Date, any Lender may elect to exchange all or any portion of its Loan for one or more Exchange Notes by giving not less than five Business Days’ prior notice of such election, in the form of Exhibit B hereto, to the Company, the Administrative Agent and the Exchange Note Trustee specifying the principal amount of its Loan to be exchanged (which amount shall be at least $1.0 million and integral multiples of $1,000 in excess thereof) and subject to the terms of the Exchange Note Indenture, the name of the proposed registered holder and the amount of each Exchange Note requested (each such notice, an “Exchange Notice”); provided that in no event shall the aggregate principal amount of the Loans initially exchanged pursuant to this Section 2.2(a) be less than $50.0 million; and provided further that any such election by such Lender would be for its own account and not with a view to distribution in violation of any securities laws. Any such exchanging Lender shall deliver its Loan Notes to the Administrative Agent within three Business Days following delivery of an Exchange Notice. Loans exchanged for Exchange Notes pursuant to this Section 2.2 shall be deemed repaid and canceled and the Exchange Notes so issued shall be governed by and construed in accordance with the provisions of the Exchange Note Indenture.

(b)           Not later than the third Business Day after delivery of an Exchange Notice:

(i)            the Administrative Agent shall deliver to the Exchange Note Trustee the original Loan Notes delivered to it by the exchanging Lender pursuant to Section 2.2(a);

(ii)           the Administrative Agent shall cancel each Loan Note so delivered to it and, if applicable, the Company shall issue a replacement Loan Note to such Lender in an amount equal to the principal amount of such Lender’s Loan that is not being exchanged, or the Administrative Agent shall make a notation on the surrendered Loan Note to the effect that a portion of the Loan represented thereby has been repaid; and

(iii)          the Exchange Note Trustee shall deliver the applicable Exchange Note(s) to the holder or holders thereof specified in the Exchange Notice, dated the date of issuance.

(c)       Each Exchange Note issued to a Lender pursuant to this Section 2.2 shall bear interest at a fixed rate equal to the rate per annum borne by the Loans on the first date that Exchange Notes are issued in exchange for Loans.

(d)       The Exchange Notes to be issued to any Lender shall be issued in an aggregate principal amount equal to the principal amount specified by such Lender in the Exchange Notice, payable to such Lender or its nominee in such amounts as may be specified therein. On the day such Exchange Notes are issued, the Company shall pay to the Administrative Agent, for account of such Lender, all unpaid interest accrued to such day on the Loans that are the subject of the exchange.

2.3. Pro Rata Shares.   All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

2.4. Use of Proceeds.   The proceeds of the Loans made on the Closing Date shall be applied by the Company to fund part of the purchase price of the Acquisition. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, U or X of the Board of Governors or any other regulation thereof or to violate the Exchange Act. If requested by the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, T or X of the Board of Governors, as the case may be.

2.5. Evidence of Debt; Register; Lenders’ Books and Records; Notes

(a)       Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Company, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations in respect of any applicable Loans.

(b)       Register. The Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Company and each Lender, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations in respect of any Loan. The Company hereby designates GSCP to serve as the Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Company hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)       Notes. If requested by any Lender upon written notice to the Company (with a copy to the Administrative Agent) at any time, the Company shall execute and deliver to such Lender (and/or, if applicable, to any Person who is an assignee of such Lender pursuant to Section 10.6 and so specified in such notice) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Company’s receipt of such notice) one or more Loan Notes to evidence such Lender’s Loan.

2.6. Interest on Loans.

(a)       Interest on Loans. From and including the Closing Date to and excluding the first Interest Payment Date occurring after the Closing Date, each Loan shall bear interest on the unpaid principal amount thereof for each day on which such Loan is outstanding at a rate per annum equal to 6.875%. The interest rate on each Loan will increase by 50 basis points on each Interest Payment Date occurring after the Closing Date, including the first Interest Payment Date. Notwithstanding the foregoing, at no time will the interest rate in effect on a Loan be less than the rate in effect on the Senior Credit Facility or exceed the Cap.

(b)       Interest payable pursuant to this Section 2.6 shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan and the immediately preceding Interest Payment Date occurring after the Closing Date, as the case may be, shall be included, and the date of payment of such Loan or the current Interest Payment Date shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(c)       Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) at maturity, including final maturity.

(d)       If Special Interest accrues and becomes payable on or before any Interest Payment Date occurring more than 395 days after the Closing Date, the Company and the Guarantors shall pay such Special Interest when and as other interest becomes payable.

2.7. Default Interest.   Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), payable on demand, at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder for Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.8. Fees.   The Company agrees to pay to the Administrative Agent, for its own account, fees payable pursuant to the Fee Letter and any other fees agreed upon between the Company and the Administrative Agent, if any.

2.9. Voluntary Prepayments.   At any time and from time to time, the Company may prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1.0 million and integral multiples of $1.0 million in excess of that amount. All such prepayments shall be made upon not less than three Business Day’s prior written notice given to the Administrative Agent, by 12:00 p.m. (New York City time) on the date required. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

2.10. Mandatory Prepayments.

(a)       Asset Sales and Receipt of Insurance Proceeds. On or before the fifth Business Day following any day on which the Company or any Restricted Subsidiary of the Company (including the Acquired Business) receives any Net Proceeds, the Company shall apply such Net Proceeds towards the prepayment of the Loans in an aggregate amount equal to 100% of such Net Proceeds (together with any other Indebtedness that is pari passu with the Loans containing provisions similar to those set forth in this Agreement with respect to prepayments or offers to purchase or redeem with the proceeds of sales of assets). If the aggregate principal amount of Loans and other pari passu Indebtedness required to be prepaid, purchased or redeemed with Net Proceeds exceeds the amount of Net Proceeds, the prepayment, purchase or redemption shall be made on a pro rata basis.

(b)       Issuance of Equity Securities. On or before the fifth Business Day following the date of receipt by the Company or any Restricted Subsidiary of the Company (including the Acquired Business) of any Cash proceeds from any direct or indirect offering or private placement of any equity securities (including a capital contribution to, or the issuance of any Capital Stock of, the Company or any such Restricted Subsidiary, but excluding any such offering or private placement (i) by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or another Restricted Subsidiary or (ii) by the Company or a Restricted Subsidiary pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, employee participation plans or similar employee benefits plans), the Company shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(c)       Issuance of Indebtedness. On or before the fifth Business Day following the date of receipt by the Company or any Restricted Subsidiary of the Company (including the Acquired Business) of any Cash proceeds from the incurrence of any Indebtedness (other than with respect to any Indebtedness incurred under the Senior Credit Facility (including the increase of commitments permitted thereunder) as in effect on the Closing Date and borrowings of up to $100.0 million under money market lines) by the Company or any such Restricted Subsidiary, the Company shall prepay the Loans in an aggregate amount equal to 100% of such Cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses (“Net Issuance Proceeds”); provided that no prepayment shall be required under this Section 2.10(c) prior to July 14, 2006, if (i) all Net Issuance Proceeds received prior to such date by the Company or any of its Restricted Subsidiaries are used to repay amounts outstanding under the Senior Credit Facility or to prepay the Loans and (ii) the amounts undrawn and available to the Company for immediate drawing under the Senior Credit Facility are, at all times after the Company or any of its Restricted Subsidiaries receives any such Net Issuance Proceeds and prior to July 14, 2006, greater than or equal to the amount of Net Issuance Proceeds used to repay amounts outstanding under the Senior Credit Facility.

(d)       Priority of Senior Credit Facility. Notwithstanding the provisions of Sections 2.10(a) and (c), if the Senior Credit Facility (as in effect on the date hereof) requires the Company or any Restricted Subsidiary to apply any Net Proceeds or proceeds from the issuance of Indebtedness to repay any amounts then outstanding under the Senior Credit Facility, then mandatory prepayment of the Loans shall be required pursuant to such Sections only (i) following the satisfaction in full or waiver of the required payment under the Senior Credit Facility and (ii) to the extent of any Net Proceeds or proceeds from the issuance of Indebtedness that remains after application of such amounts to required payments under the Senior Credit Facility.

(e)       Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.10(a) through (c), the Company shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that the Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Company shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.11. General Provisions Regarding Payments.

(a)       All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of the Lenders. Funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Company on the next succeeding Business Day.

(b)       All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)       The Administrative Agent shall promptly distribute to each Lender, at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)       Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

2.12. Ratable Sharing.   The Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.13. Booking of Loans.   Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.14. Taxes; Withholding, etc.

(a)       Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)       Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender under any of the Credit Documents, (i) the Company shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Company becomes aware of it, (ii) the Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender, (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made and (iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax that it is required by clause (ii) above to pay, the Company shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that no such additional amount shall be required to be paid to any Lender under clause (iii) above with respect to any U.S. federal withholding Taxes that are in effect as of the date hereof that would apply to amounts payable under any Credit Documents.

(c)       Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall deliver to the Administrative Agent for transmission to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN (establishing a reduction in or exemption from withholding of U.S. federal income tax under an applicable treaty) or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is entitled to a reduction in or is exempt from U.S. federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate of Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is exempt from withholding of U.S. federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.14(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate of Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor forms), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to confirm or establish that such Lender is entitled to a reduction in or is exempt from withholding of U.S. federal income tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence. The Company shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.14(b)(iii) if such Lender shall have failed to deliver the forms, certificates or other evidence referred to in this Section 2.14(c); provided that nothing in this last sentence of Section 2.14(c) shall relieve the Company of its obligation to pay any additional amounts pursuant to this Section 2.14 in the event that, as a result of any change after the date hereof in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence.

SECTION 3. CONDITIONS PRECEDENT

3.1. General Conditions.   The obligation of any Lender to make a Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)       Credit Documents. The Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

(b)       Organic Documents; Incumbency. The Administrative Agent shall have received (i) sufficient copies of each Organic Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto, (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party, (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment, (iv) a good-standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date, and (v) such other documents as the Administrative Agent may reasonably request, in each case, satisfactory to the Administrative Agent.

(c)       Organizational Structure. The organizational structure of the Company and its Subsidiaries, both before and after giving effect to the Acquisition, shall be as set forth on Schedule 3.1.

(d)       Acquisition Agreement. The Syndication Agent and the Administrative Agent shall each have received a fully executed or conformed copy of the Acquisition Agreement and any documents executed in connection therewith.

(e)       Transaction Costs. On or prior to the Closing Date, the Company shall have delivered to the Administrative Agent the Company’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(f)        Governmental Approvals and Consents. All necessary Governmental Approvals, shareholder and third-party approvals and consents necessary or desirable in connection with the Acquisition and the financing thereof and the transactions contemplated thereby and contemplated by the Transaction Documents shall have been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority. The Administrative Agent, in its sole discretion, shall be satisfied that the borrowings under the Loans and the performance by the Company of the transactions contemplated by the this Agreement, the Fee Letter and the Engagement Letter, including the issuance of the Permanent Securities and the repayment of the Loans at maturity or upon a mandatory repayment event, will not conflict with, result in a breach or violation of any of the terms or provisions of, require a waiver or amendment to, or constitute a default under the Senior Credit Facility, the indentures governing the 2011 Notes, the 2015 Notes or the 2017 Notes or any other agreement governing material indebtedness of the Company or its subsidiaries.

(g)       Financial Statements. The Lenders shall have received from the Company the Historical Financial Statements.

(h)       Opinions of Counsel to Credit Parties. The Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Baker Botts L.L.P., counsel for the Credit Parties, in the form of Exhibit E and (ii) and Michael J. Killelea, general counsel of the Company, in the form of Exhibit F, and in each case as to such other matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).

(i)        Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Company, dated the Closing Date and addressed to the Syndication Agent, the Administrative Agent and the Lenders, and in form, scope and substance satisfactory to the Syndication Agent and the Administrative Agent, stating that, to the best of his or her knowledge, information and belief, after giving effect to the consummation of the Acquisition, the Company and its Subsidiaries are and will be Solvent.

(j)        Closing Date Certificate. The Company shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(k)       No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the opinion of the Administrative Agent and the Syndication Agent, materially affects any of the Transactions or to constitute or result in a Material Adverse Effect or a material adverse effect on the Acquired Business, the Acquisition, the financing thereof or any of the transactions contemplated thereby.

(l)        No Breach Under Engagement Letter or Fee Letter. Neither the Company nor any Guarantor shall be in breach or violation of any of its obligations under the Engagement Letter or the Fee Letter and each of the Engagement Letter and the Fee Letter shall be in full force and effect.

(m)      Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice at least one Business Day prior to the Closing Date.

(n)       Representations and Warranties. The representations and warranties contained herein and in the other Transaction Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(o)       No Default or Event of Default. No event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

(p)       Patriot Act Information. The Administrative Agent shall have received all documentation and other information on its behalf and on behalf of the Lenders in order to comply with their obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Loan, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or the Requisite Lender such request is warranted under the circumstances.

3.2. Concurrent Transactions.   The Acquisition shall have been consummated pursuant to the Acquisition Agreement, without any adjustment in the purchase price (except as contemplated by the Acquisition Agreement) and all conditions precedent to the consummation of the Acquisition shall have been satisfied or, with the prior approval of the Administrative Agent, waived. On a pro forma basis, neither the Company nor any of its Subsidiaries shall have any debt for borrowed money or equity outstanding, except (a) debt and equity outstanding as of the date of the Commitment Letter, (b) up to $500.0 million of borrowings under this Agreement, (c) no more than $975.0 million of borrowings and letters of credit outstanding under the Senior Credit Facility and the Company’s money market lines and (d) common stock issued upon exercise of employee or director stock options or otherwise pursuant to employee benefit plans. There shall not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under the Senior Credit Facility, the Loans, this Agreement, any other Credit Documents or any other material Indebtedness of the Company or its Subsidiaries.

3.3. New Information.   The Administrative Agent shall not have become aware of any information relating to conditions or events not previously described to the Administrative Agent or constituting new information or additional developments concerning conditions or events previously disclosed to the Administrative Agent that the Administrative Agent, in its judgment, believes may have a material adverse effect on the condition (financial or otherwise), assets, liabilities (contingent or otherwise), properties, solvency, business, management or prospects of the Company, the Acquired Business, the Acquisition or the transactions contemplated by this Agreement.

3.4. Absence of Certain Changes.   No change in the capital stock or long-term debt arrangements of the Company or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity, results of operations or prospects of the Company or the Company and their respective subsidiaries shall have occurred since December 31, 2005 (the date of the most recent audited financial statements that have been delivered to the Lenders as of the date hereof), and no material inaccuracy in such financial statements shall exist. The Company shall have no material liabilities except those set forth on the audited balance sheets dated December 31, 2005, and those incurred in the ordinary course of business since such dates in amounts that are consistent with past practice.

3.5. Availability under Senior Credit Facility and Money Market Lines.   After giving effect to the consummation of the Acquisition and the payment of all Transaction Costs and other amounts payable in connection therewith, the Company shall have at least $75.0 million undrawn and available to it for immediate drawing under the Senior Credit Facility and money market lines.

3.6. Performance of Obligations.   All costs, fees and expenses (including legal fees and expenses) due to the Lenders, GSCP, Goldman Sachs or the Administrative Agent on or before the Closing Date (including the fees payable pursuant to Section 2.8) in connection with this Agreement, the Loans, the Commitment Letter, the Fee Letter, the Engagement Letter or otherwise shall have been paid in full. The Company shall have complied with all of its other obligations under the Commitment Letter, the Fee Letter and the Engagement Letter.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, each Credit Party represents and warrants to each Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with, and after giving effect to, the consummation of the Acquisition):

4.1. Organization, etc.   The Company and each of its Restricted Subsidiaries that is a corporation is validly organized and existing and in good standing under the laws of the State, or country, of its incorporation, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where failure to qualify could not reasonably be expected to have a Material Adverse Effect. Each of the Company’s Restricted Subsidiaries that is a partnership or a limited liability company is validly formed or organized and existing and in good standing under the laws of the state of its formation or organization, and is duly qualified to do business and is in good standing as a foreign partnership or limited liability company where the nature of its business requires such qualification, except where failure to qualify could not reasonably be expected to have a Material Adverse Effect. The Company has full corporate power and authority and holds all requisite Governmental Approvals to enter into and perform its obligations in respect of the Transactions and to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where the failure to have such Governmental Approvals could not reasonably be expected to have a Material Adverse Effect.

4.2. Due Authorization, Non-Contravention, etc.   The execution, delivery and performance by the Company of this Agreement and each other Transaction Document executed, or to be executed, by it are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, as the case may be, and do not (a) contravene the Company’s Organic Documents, (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Company, (c) result in, or require the creation or imposition of, any Lien on any properties of the Company or (d) violate, or result in a default under, any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its Properties, or give rise to a right thereunder to require any payment to be made by the Company or such Subsidiary.

4.3. Government Approval, Regulation, etc.   No Governmental Approval or other action by any Governmental Authority is required for the due execution, delivery or performance by the Company of this Agreement or any other Transaction Document executed or to be executed by it, except for the filing of this Agreement with the SEC as a material document under Item 601(b) of Regulation S-K. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.4. Validity, etc.   This Agreement constitutes, and each other Transaction Document executed by the Company will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms except as such enforceability is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other similar law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing.

4.5. Financial Information.   The Historical Financial Statements, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Company and its Consolidated Subsidiaries and Consolidated Affiliates as at the dates thereof and the results of their operations for the periods then ended subject, in the case of any available consolidated balance sheet of March 31, 2006, and related consolidated statements of income and cash flow as of such date, to the making of normal year-end audit adjustments and the year-end addition of notes required pursuant to GAAP.

4.6. No Material Adverse Change.   Except as disclosed to the Administrative Agent in writing, since December 31, 2005, there has been no material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, or the Acquired Business and its subsidiaries, taken as a whole.

4.7. Litigation, etc.   There is no pending or, to the knowledge of the Company, threatened labor controversy, litigation, action, or proceeding against the Company or any of its Consolidated Subsidiaries or Consolidated Affiliates, or any of their respective properties or revenues, that has a significant probability of consequences that could reasonably be expected to have a Material Adverse Effect, except as disclosed in Schedule 4.7 (“Litigation”), or that purports to affect the legality, validity or enforceability of this Agreement or any other Transaction Document; provided that the Company’s representation with respect to the absence of pending litigation against its Consolidated Affiliates is limited to the Company’s knowledge. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority applicable to or binding on it, which default could reasonably be expected to have a Material Adverse Effect.

4.8. Subsidiaries.   As of the Closing Date, the Company has no Subsidiaries or Consolidated Affiliates, except those that are identified on Schedule 4.8. As of the Closing Date, each Subsidiary of the Company is either a Restricted Subsidiary or an Unrestricted Subsidiary as identified on Schedule 4.8 (“Existing Subsidiaries and Affiliates”). As of the Closing Date, the Company is the record or beneficial owner of the ownership interest of each such Subsidiary that is identified on Schedule 4.8. Such ownership interests are free and clear of any Liens, including claims arising out of any preemptive rights granted in connection with the issuance of any such ownership interests, except for inchoate Liens existing at law. All ownership interests are duly issued, fully paid and nonassessable and there are no outstanding options, warrants or other rights entitling the holder thereof to purchase any of the ownership interests of any such Subsidiary except as disclosed on Schedule 4.8.

4.9. Ownership of Properties.   The Company and each of its Restricted Subsidiaries has marketable title to all of its real properties and good title to, or has the right to use, all of its personal property, tangible and intangible, of any nature whatsoever (including concession agreements, patents, trademarks, trade names, service marks and copyrights), and all properties and assets and all revenues (present and future) of the Company and its Restricted Subsidiaries are free and clear of all Liens or other charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like), except (a) as to any such charges or claims are disclosed in the Company’s most recent Form 10-K filed with the SEC and (b) other Liens permitted under Section 6.3.

4.10. Taxes.   The Company and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

4.11. ERISA.   During the 12-consecutive-month period prior to the date of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan that could reasonably be expected to result in the incurrence by the Company or any member of the Controlled Group of any material liability, fine or penalty.

4.12. Environmental Matters.   Except as set forth in Schedule 4.12:

(a)       all facilities and property (including underlying groundwater) owned, leased or operated by the Company or any of its Subsidiaries have been and are owned, leased or operated by the Company and its Subsidiaries in compliance with all Environmental Laws, except where the failure to so comply could not be reasonably expected to have a Material Adverse Effect;

(b)       there are no pending or, to the best actual knowledge of the Company, threatened (i)  Environmental Claims; (ii) notices or inquiries to, or requests for information received by, the Company or any of its Subsidiaries regarding any Environmental Claim, in either case that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(c)       there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, leased or operated by the Company or any of its Subsidiaries that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(d)       the Company and its Subsidiaries have been issued and are in compliance with all Governmental Approvals relating to environmental matters that are necessary for their businesses, except where the failure to have or to comply with such Governmental Approvals could not be reasonably expected to have a Material Adverse Effect;

(e)       neither the Company nor any Subsidiary has actual knowledge that any property now or previously owned, leased or operated by the Company or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, or is subject to any corrective action or closure obligations, where the anticipated costs to the Company and its Subsidiaries to comply with CERCLA or the applicable Environmental Law could reasonably be expected to have a Material Adverse Effect;

(f)        there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by the Company or any of its Subsidiaries where the anticipated costs to the Company and its Subsidiaries to bring such property into compliance could reasonably be expected to have a Material Adverse Effect;

(g)       neither the Company nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location that, to the best actual knowledge of the Company, is listed or proposed for listing on the National

Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or a site that currently is the subject of enforcement actions or other investigations by a Governmental Authority that could reasonably be expected to lead to claims against the Company or such Subsidiary under any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(h)       there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned, leased or operated by the Company or any Subsidiary of the Company that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(i)        to the best actual knowledge of the Company, no circumstances or conditions exist at, on or under any property now or previously owned, leased or operated by the Company that, with the passage of time, or the giving of notice or both, would give rise to any Environmental Claims or liability or compliance obligations under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

4.13. Absence of Defaults.   No Default exists. As of the Closing Date, neither the Company nor any of its Restricted Subsidiaries is in default under any material agreement or instrument governing Indebtedness to which any of them is a party.

4.14. Regulation U.   The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose that violates, or would be inconsistent with, Regulation U. Terms for which meanings are provided in Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

4.15. Disclosure; No Material Misstatement.   The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it (other than matters generally applicable to Persons engaged principally in the Oil and Gas Business), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements and certificates filed by the Company or any of its Subsidiaries with the SEC or furnished by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Transaction Document or delivered hereunder or under any other Transaction Document (as modified or supplemented by other information so furnished), taken as a whole, do not, as of the date hereof, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial and other forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions believed by management of the Company to be reasonable at the time, it being understood that such projected financial and other forward-looking information is not to be viewed as facts, that actual results during the period or periods covered thereby may differ from such projected financial and other forward-looking information and that such differences may be material. There is no fact peculiar to the Company or any Subsidiary (and not generally applicable to

Persons engaged principally in the Oil and Gas Business) that could reasonably be expected to have a Material Adverse Effect and that has not been set forth in this Agreement or the Transaction Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Company or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any reserve report (i) delivered to the Company and prepared as of the end of the Company’s most recently completed fiscal year or (ii) delivered on behalf of the Acquired Business to the Company in connection with the Acquisition, that, to the knowledge of the Company in the case of the foregoing clause (ii), are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each such reserve report are necessarily based upon professional opinions, estimates and projections and that the Company and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

4.16. Solvency.   After giving effect to the transactions contemplated hereby, including the Acquisition and the financing thereof, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Company and its Subsidiaries, taken as a whole, will exceed the aggregate Indebtedness of the Company and its Subsidiaries, taken as a whole, on a consolidated basis, as the Indebtedness becomes absolute and matures, (b) each of the Company and each of its Subsidiaries will not have incurred or intended to incur, and will not believe that it will incur, Indebtedness beyond its ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by the Company and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness becomes absolute and matures and (c) each of the Company and each of its Subsidiaries will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

4.17. Transaction Documents.

(a)       Delivery. The Company has delivered to the Syndication Agent and the Administrative Agent complete and correct copies of (i) each Transaction Document and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Transaction Document entered into after the date hereof.

(b)       Governmental Approvals. All material Governmental Approvals and all other material authorizations, approvals and consents of any other Person required by the Transaction Documents or to consummate the Acquisition have been obtained and are in full force and effect.

(c)       Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Acquisition set forth in the Transaction Documents have been duly satisfied or, with the consent of the Administrative Agent, waived and (ii) the Acquisition has been consummated in accordance with the Acquisition Agreements and all applicable laws.

4.18. Private Offering; Rule 144A Matters

(a)       Neither the Company nor any Subsidiary of the Company has issued or sold Loans, the instruments evidencing such Loans, or Exchange Notes to anyone other than the Lenders. No securities of the same class as the Loans, the instruments evidencing such Loans, or the Exchange Notes have been issued or sold by the Company or any Subsidiary of the Company within the six-month period immediately prior to the date hereof. The Company agrees that none of it, any Subsidiary of the Company or anyone acting on their behalf, will (i) offer the Loans, the instruments evidencing such Loans or the Exchange Notes so as to subject the making, issuance and/or sale of the Loans, the instruments evidencing such Loans or the Exchange Notes, to the registration or prospectus delivery requirements of the Securities Act or (ii) offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect to the same with, anyone if the issuance or sale of the Loans, the instruments evidencing such Loans, the Exchange Notes and any such securities would be integrated as a single offering for the purposes of the Securities Act, including Regulation D thereunder, in such a manner as would require registration under the Securities Act thereof. Each Loan Note and (subject to the terms of the Exchange Note Indenture) each of the Exchange Notes shall have a legend setting forth the restrictions on the transferability thereof imposed by the Securities Act for so long as such restrictions apply.

(b)       In the case of each offer, sale or issuance of the Loans or the Exchange Notes, no form of general solicitation or general advertising was or will be used by the Company or any Subsidiary of the Company or their representatives, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(c)       The Exchange Notes will be eligible for resale pursuant to Rule 144A under the Securities Act. When the Exchange Notes are issued, authenticated and delivered pursuant to the Exchange Note Indenture, they will not be of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as any other security of the Company or any Subsidiary of the Company that is listed on a national securities exchange registered under Section 6 of the Exchange Act or that is quoted in a U.S. automated interdealer quotation system. Neither the issuance of the Exchange Notes nor the execution, delivery and performance of the Transaction Documents (other than the Registration Rights Agreement) will require the qualification of an indenture under the Trust Indenture Act.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of the principal of and interest on all Loans, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements; Other Information.   The Company will furnish to the Administrative Agent and each Lender:

(a)       Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLC or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)       Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its chief financial officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.

(c)       SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be.

(d)       Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 5.1(a) or (b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent;

(e)       Compliance Certificate. Within 90 days after the end of each fiscal year of the Company, a Compliance Certificate signed by the principal financial officer of the Company stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Authorized Officers with a view to determining whether the Company has performed its obligations under this Agreement, and further stating whether or not the signers know of any Default or Event of Default that occurred during such period and, if a Default or Event of

Default has occurred, the certificate shall describe such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

(f)        Notice of Default. Promptly upon any Authorized Officer of the Company becoming aware of any Default or Event of Default, an Officers’ Certificate describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

(g)       Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to the Company or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any such Subsidiary, and a copy of any response by the Company or any such Subsidiary, or the board of directors of the Company or any such Subsidiary, to such letter or report.

(h)       Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice of breach or default furnished to or by any Person pursuant to the terms of any preferred stock designation (other than capital call notices and communications related thereto), indenture, loan or credit or other similar agreement, other than this Agreement, and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.1.

(i)        Notice of Litigation. Promptly upon any Authorized Officer of the Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Company to the Lenders or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Company to enable the Lenders and their counsel to evaluate such matters.

(j)        Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(k)       Notices of Certain Changes. Promptly, but in any event within five Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, bylaws, any preferred stock designation or any other Organic Document of the Company or any material Subsidiary.

(l)        Notice of Sales of Oil and Gas Properties. In the event that the Company or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any material Oil or Gas Properties or any Equity Interests in any material Subsidiary in accordance with Section 6.8, prior written notice of such disposition, the price thereof and the anticipated date of closing.

(m)      Notice of Labor Disputes. Prompt written notice, and in any event within five Business Days, after the commencement of any labor controversy, litigation, action or proceeding that has a significant probability of consequences that could reasonably be expected to have a Material Adverse Effect.

(n)       ERISA Events. Prompt written notice after becoming aware of the institution of any steps by the Company or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan that could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan that could result in the incurrence by the Company of any material liability, fine or penalty, or any material increase in the contingent liability of the Company with respect to any postretirement Welfare Plan benefit.

(o)       Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement or any other Credit Document, as the Administrative Agent or any Lender may reasonably request, including all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

5.2. Notices of Material Events.   The Company will furnish to the Administrative Agent prompt written notice of the following:

(a)       the occurrence of any Default or Event of Default;

(b)       the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Company or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $3.0 million;

(c)       any Release of Hazardous Materials, the commencement of any Remedial Work, or the discovery of any event, condition or compliance obligation that, in either case, could reasonably be expected to give rise to Environmental Claims or result in the Company or its Subsidiaries incurring liability under Environmental Laws in excess of $2.0 million.

(d)       the institution of any steps by the Company or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan that could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan that could result in the incurrence by the

Company of any material liability, fine or penalty, or any material increase in the contingent liability of the Company with respect to any postretirement Welfare Plan benefit; and

(e)       any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a statement of an Authorized Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3. Refinancing of Loans with Permanent Securities; Compliance with Fee Letter and Engagement Letter.   The Company will use all commercially reasonable efforts to effect a refinancing of the Loans with Permanent Securities as promptly as practicable. In that regard, the Company will comply with all of its obligations under the Fee Letter and the Engagement Letter.

5.4. Maintenance of Corporate Existence.   The Company will at all times do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and, subject to Section 7, the corporate, partnership or other existence of each Guarantor, if any; provided that nothing herein shall require the Company to continue the existence of any Guarantor if in the judgment of the Company it shall be necessary, advisable or in the interest of the Company to discontinue the same.

5.5. Payment of Taxes.   The Company will pay, and will cause each of its Significant Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

5.6. Performance of Obligations under Credit Documents.   The Company will pay the Loans and Loan Notes when payment or prepayment is due, and the Company will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Credit Documents, including this Agreement, at the time or times and in the manner specified.

5.7. Maintenance of Properties.   The Company shall cause all material Properties owned by the Company or any Restricted Subsidiary and used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted); provided, however, that nothing in this Section 5.7 shall prevent the Company from discontinuing the maintenance of any of such Properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Restricted Subsidiary and not disadvantageous in any material respect to the Lenders. Notwithstanding the foregoing, nothing contained in this Section 5.7 shall limit or impair in any way the right of the Company and its Restricted Subsidiaries to sell, divest and otherwise to engage in transactions that are otherwise permitted by this Agreement.

5.8. Insurance.   The Company shall at all times keep all of its and its Restricted Subsidiaries’ Properties that are of an insurable nature insured with insurers, believed by the Company to be responsible, against loss or damage to the extent that Property of similar character is usually so insured by corporations similarly situated and owning like Properties; provided, however, that the Company may adopt such other plan or method of protection, in lieu of or supplemental to insurance with insurers, whether by the establishment of an insurance fund or reserve to be held and applied to make good losses from casualties, or otherwise, conforming to the systems of self-insurance maintained by corporations similarly situated and owning like Properties, as may be determined by the Company.

5.9. Further Assurances.   The Company at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Company or any Subsidiary, as the case may be, in the Credit Documents, including the Loan Notes.

5.10. Change of Control

If a Change of Control occurs, then such Change of Control shall constitute a “triggering event” that shall result in the obligation of the Company to offer to repay each Lender all or any part of such Lender’s Loans, in an amount in cash equal to 100% of the principal amount of such Lender’s Loans plus accrued and unpaid interest, if any, to the date of repayment.

Within 30 days following any Change of Control, the Company will mail a notice (the “Change of Control Offer”) to each Lender, with a copy to the Administrative Agent, stating (1) that a Change of Control has occurred and that such Lender has the right to require the Company to repay such Lender’s Loans, in an amount in cash equal to 100% of the principal amount of such Lender’s Loans plus accrued and unpaid interest, if any, to the date of purchase

(the “Change of Control Payment”) and (2) the repayment date (which shall be no earlier than 30 days, nor later than 60 days, from the date such notice is mailed) (the “Change of Control Payment Date”) and (3) the procedures determined by the Company, consistent with this Agreement and reasonably acceptable to the Administrative Agent, that a Lender must follow in order to have its Loans repaid.

On or before the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Loans to be repaid pursuant to the Change of Control Offer and (2) deposit with the Administrative Agent an amount equal to the Change of Control Payment in respect of all Loans (or portions thereof) to be so repaid.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.10 applicable to a Change of Control Offer made by the Company and repays all Loans to be so repaid under such Change of Control Offer.

5.11. Guarantors.   In the event that any Person becomes a Subsidiary of the Company (other than an Excluded Subsidiary) or any Subsidiary of the Company ceases to be an Excluded Subsidiary, then in each case the Company shall, within 20 days of such event, cause such Subsidiary to execute and deliver a Joinder Agreement and become a Guarantor hereunder and, to the extent that the Registration Rights Agreement and the Exchange Note Indenture has been executed, thereunder and to execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

5.12. Books and Records; Inspection Rights.   The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.

5.13. Compliance with Laws.   The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.14. Environmental Matters.

(a)           The Company shall, at its sole expense:

(i)            comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable

Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect;

(ii)           not dispose of or otherwise Release, and shall cause each Subsidiary not to dispose of or otherwise Release, any oil, oil and gas waste, Hazardous Material, or solid waste on, under, about or from any of the Company’s or its Subsidiaries’ Properties or any other Property except in compliance with applicable Environmental Laws and in a manner that could not reasonably be expected to have a Material Adverse Effect;

(iii)          timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Company’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect;

(iv)          promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any oil, oil and gas waste, Hazardous Material or solid waste on, under, about or from any of the Company’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and

(v)           establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be reasonably necessary and prudent to continuously determine and assure that the Company’s and its Subsidiaries’ obligations under this Section 5.14 are timely and fully satisfied.

(b)       The Company will, and will cause each Subsidiary to, undertake reasonable environmental audits and tests in accordance with reasonable industry standards upon the request of the Administrative Agent which request may be made no more than once per year at each property unless an Event of Default has occurred or such audits or tests are otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority; provided, however, that, if the Company or its Subsidiaries fail to undertake such audits or tests in a diligent and prompt manner after receipt of the Administrative Agent’s request, the Administrative Agent may, in its sole discretion and after notice to the Company, engage a qualified environmental consultant to complete such audit or test at the Company’s expense. The Company and its Subsidiaries shall cooperate with the Administrative Agent in the completion of such audits or tests, including by providing reasonable access to their properties, personnel and records.

5.15. Exchange Notes and Registration Rights Agreement.

(a)       In the event that any Loans remain outstanding on the 180th day after the Closing Date, the Company will provide to the Administrative Agent the form of the Exchange Note Indenture and the form of the Registration Rights Agreement (in each case, including all exhibits and appendices thereto), which forms shall each be in form and substance reasonably satisfactory to the Administrative Agent; it being understood that (i) the covenants contained in the Exchange Note Indenture shall be, to the extent analogous, substantially identical to the indenture governing the 2017 Notes and (ii) the provisions in the Registration Rights Agreement governing filing deadlines and Special Interest shall conform with the description thereof in the Commitment Letter, and the Registration Rights Agreement shall otherwise be substantially similar to the corresponding agreement executed in connection with the 2017 Notes. In the event that any Loans remain outstanding on the 330th day following the Closing Date, the Company shall execute and deliver the Exchange Note Indenture and the Registration Rights Agreement to the Indenture Trustee and the Administrative Agent, respectively. On such date, the Company shall execute and deliver certificates evidencing the full amount of the Exchange Notes that may be issued pursuant to the terms hereof, to be held by the Trustee, undated and unauthenticated, pending issuance pursuant to the terms hereof.

(b)       In the event that any Loans remain outstanding on the tenth Business Day prior to the first anniversary of the Closing Date, the Company shall (i) cause the Exchange Notes to become eligible to deposit at The Depository Trust Company, (ii) obtain “CUSIP” and “ISIN” numbers for the Exchange Notes and (iii) cause the Exchange Notes to be eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages market.

(c)       If Exchange Notes are issued pursuant to the terms hereof, then the Company shall register the Exchange Notes under the Securities Act in accordance with the terms of the Registration Rights Agreement.

5.16. Lenders Meetings.   The Company will, upon the request of the Administrative Agent or the Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and the Administrative Agent) at such time as may be agreed to by the Company and the Administrative Agent.

5.17. Effectiveness of Covenants.   The covenants described under Section 5.11, 6.2, 6.4, 6.5, 6.7, 6.8(c) and 6.9 will no longer be in effect from and after the time that the Company delivers to the Administrative Agent an Officer’s Certificate certifying that the Loans have an Investment Grade Rating from either S&P or Moody’s; provided that no Default or Event of Default (other than with respect to any such Section or clause) has occurred and is continuing under this Agreement at the time of such notification.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of the principal of and interest on all Loans, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Limitation on Acquisitions.   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or consummate any transaction in which it acquires by purchase or otherwise any assets or businesses of any kind (other than the Acquisition) for a purchase price that, from the date of this Agreement, exceeds $100.0 million individually or in the aggregate (excluding like-kind exchanges or Asset Swaps).

6.2. Limitation on Indebtedness.

(a)       The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence:

(i)            the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.25 to 1.00; and

(ii)           no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

(b)       Notwithstanding Section 6.2(a), any of the following may be Incurred, to the extent constituting Indebtedness:

(i)            additional Indebtedness of the Company and its Restricted Subsidiaries Incurred pursuant to any Credit Facility, so long as the aggregate amount of all Indebtedness Incurred under this clause (i) that is at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) does not exceed the greater of (x) $1.25 billion and (y) $600.0 million plus 12.5% of ACNTA, in each case, as of the date of such Incurrence;

(ii)           Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans; and

(B)(1) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(iii)          Indebtedness represented by (A) the Loans issued on the Closing Date (and any Exchange Notes exchanged therefor) and the Guaranty, (B) any other Indebtedness (other than the Indebtedness described in Sections 6.2(b)(i) and (ii)) outstanding on the Closing Date, and any guarantees in respect thereof, and (C) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Section 6.2(b)(iii) or Section 6.2(b)(iv) or Incurred pursuant to Section 6.2(a);

(iv)          Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (B) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that, at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 6.2(a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iv);

(v)           any Hedging Obligations; provided that such Hedging Obligations are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and are Incurred for bona fide hedging purposes (and not for speculative purposes) of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company);

(vi)          any Indebtedness arising from any agreement of the Company or a Restricted Subsidiary providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingent payment obligations based on the performance of acquired or disposed assets or similar obligations (but excluding Guarantees of Indebtedness) Incurred by the Company or any Restricted Subsidiary in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

(vii)         the Guarantee by the Company of Indebtedness of any of its Restricted Subsidiaries or by any Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary, in each case, that was permitted to be Incurred by another provision of this covenant; and

(viii)        Permanent Securities issued as contemplated in the Engagement Letter.

(ix)           in addition to the items referred to in clauses (i) through (viii) above, Indebtedness of the Company and its Restricted Subsidiaries (including Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date such Restricted Subsidiary was acquired by the Company) in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (ix) and then outstanding, will not exceed $50.0 million at any time outstanding.

(c)       For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 6.2:

(i)            in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 6.2(a) and (b), the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence, and thereafter may reclassify such item of Indebtedness, and only be required to include the amount and type of such Indebtedness in one of such clauses;

(ii)           all Indebtedness outstanding on the date of this Agreement under a Credit Facility shall be deemed to have been Incurred on the Closing Date under Section 6.2(b)(i) and not Section 6.2(a) or any other clause of this Section 6.2;

(iii)          Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv)          if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to Section 6.2(b)(i) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(v)           the principal amount of any Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(vi)          Indebtedness permitted by this Section 6.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(vii)         the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)       Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.2. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(e)       If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 6.2, the Company shall be in Default of this covenant).

(f)        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar-Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that, if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (including any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such Indebtedness being refinanced and fees and other transactional expenses Incurred in connection therewith) does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 6.2, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 6.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

6.3. Liens.   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) securing Indebtedness upon any of its property or assets (including Capital Stock of its Restricted Subsidiaries), whether owned on the Closing Date or acquired after that date, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Loans or the Guaranty of such Restricted Subsidiary, as applicable, equally and ratably with (or prior to in the case of Liens with respect to its Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

6.4. Limitation on Restricted Payments

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i)            declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock), including options, warrants or other rights to purchase such Capital Stock of the Company; and

(B) dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

(ii)           purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(iii)          purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations of the Company or a Guarantor (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(iv)          make any Restricted Investment in any Person

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iv) of this Section 6.4(a) is referred to herein as a “Restricted Payment”) if, at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default has occurred and is continuing (or would result therefrom); or

(B) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 6.2(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to September 23, 2005 (other than as set forth in clauses (i), (ii), (iii), (vii), (viii) and (ix) of Section 6.4(b)), would exceed the sum of:

(1)           50% of Consolidated Net Income for the period (treated as one accounting period) from April 1, 2001, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(2)           100% of the aggregate Net Cash Proceeds or the Fair Market Value of property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or property used in the Oil and Gas Business), received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to September 23, 2005 (other than any Net Cash Proceeds or property received from an issuance or sale of such Capital Stock to (x) a Subsidiary of the Company, (y) an employee stock ownership plan or (z) a trust established by the Company or any of its Subsidiaries for the benefit of employees), and 100% of any cash contribution to its common equity capital subsequent to September 23, 2005; plus

(3)           the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to September 23, 2005, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(4)           to the extent that any Restricted Investment (other than an Investment made pursuant to Section 6.4(b)(ix)) that was made after September 23, 2005, is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment; plus

(5)           to the extent that any Unrestricted Subsidiary of the Company designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the lesser of (x) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (y) such Fair Market Value, as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date;

provided, however, that no amount will be included under clauses (4) or (5) to the extent it is already included in Consolidated Net Income.

(b)           The foregoing provisions of Section 6.4(a) will not prohibit:

(i)            any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Company or its direct or indirect parent or Subordinated Obligations of the Company or a Guarantor made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to (x) a Subsidiary of the Company, (y) an employee stock ownership plan or (z) a trust established by the Company or any of its Subsidiaries for the benefit of employees); provided, however, that the amount of any such Net Cash Proceeds that are utilized for any such acquisition or retirement will be excluded from clause (C)(2) of the preceding paragraph;

(ii)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or a Guarantor that, in each case, are permitted to be Incurred pursuant to Section 6.2 and that in each case constitutes Refinancing Indebtedness;

(iii)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 6.2 and that in each case constitutes Refinancing Indebtedness;

(iv)          dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(v)           so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock of the Company or any of its Restricted Subsidiaries, held by any current or former officer, director or employee of the Company or any Restricted Subsidiary pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed $5.0 million in the aggregate in any calendar year (with 50% of the unused amounts in any calendar year being carried over to succeeding calendar years);

(vi)          so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(vii)         repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(viii)        the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations; and

(ix)           Restricted Payments in an aggregate amount not to exceed $50.0 million since September 23, 2005 (after giving effect to any subsequent reduction in the amount of any Investment made pursuant to this clause (ix) as a result of the repayment or other disposition thereof for cash, the amount of such reduction not to exceed the initial amount of such Investment).

(c)       The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the securities or other assets proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term “Fair Market Value” in Section 1.1, and the results of such determination will be evidenced by an Officers’ Certificate delivered to the Administrative Agent.

6.5. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)       The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)            pay dividends or make any other distributions on its Capital Stock to, or pay any Indebtedness or other obligations owed to, the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii)           make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii)          transfer any of its property or assets to the Company or any Restricted Subsidiary.

(b)           The provisions of Section 6.5(a) will not prohibit:

(i)            any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date, including this Agreement and a Credit Facility in effect on such date;

(ii)           any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary became a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date;

(iii)          any encumbrance or restriction pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in Section 6.5(b)(i), (ii) or (iv) or this Section 6.5(b)(iii) or contained in any amendment to an agreement referred to in any such Section; provided, however, that the encumbrances and restrictions contained in any such agreement are no less favorable, in the aggregate, in any material respect to the Lenders than the encumbrances and restrictions contained in such agreements referred to in Section 6.5(b)(i), (ii) or (iv) on the Closing Date or the date the applicable Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(iv)          in the case of Section 6.5(a)(iii), any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, farm-in agreement or farm-out agreement, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B) contained in mortgages, pledges or other security agreements permitted under this Agreement securing Indebtedness or other obligations of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(D) with respect to the disposition or distribution of property or assets in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

(E) pursuant to any merger agreements, stock purchase agreements, asset sale agreements and similar agreements limiting the transfer of any property assets pending consummation of the subject transaction; or

(F) pursuant to typical cash management plans that provide for an orderly repatriation of funds designed to optimize after-tax cash flow and agreed to by all shareholders of a Foreign Subsidiary;

(v)           (A) purchase money obligations for property acquired in the ordinary course of business and (B) Capitalized Lease Obligations permitted under this Agreement, in each case that impose encumbrances or restrictions of the nature described in Section 6.5(a)(iii) on the property or assets so acquired;

(vi)          any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all of the Capital Stock or properties and assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; and

(vii)         any restriction on cash or other deposits or net worth imposed by customers under agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business.

6.6. Amendments or Waivers of Certain Related Agreements.   No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights or obligations under any Related Agreement after the Closing Date without in each case obtaining the prior written consent of the Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.7. Limitation on Sale of Capital Stock of Restricted Subsidiaries.

(a)       The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(i)            to the Company or a Wholly-Owned Subsidiary; or

(ii)           in compliance with Section 2.10(a) and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

(b)       Notwithstanding the preceding paragraph, the Company may sell all the Voting Stock of a Restricted Subsidiary so long as the Company complies with Section 2.10(a).

6.8. Merger and Consolidation.   The Company will not consolidate with or merge with or into, or sell, convey, assign, transfer or otherwise dispose of all or substantially all its properties and assets to, any Person, unless:

(a)       the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Loans and this Agreement and will expressly assume all of the obligations of the Company under any Registration Rights Agreement then in effect;

(b)       immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(c)       immediately after giving effect to such transaction, on a pro forma basis (on the assumption that the transaction occurred on the first day of the period of four full fiscal quarters ending immediately prior to the consummation of such transaction, with the appropriate adjustments with respect to such transaction being included in such pro forma calculation) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 6.2(a);

(d)       the Company shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such assumption comply with this Agreement; and

(e)       to the extent that the Company or any of its Subsidiaries sell any Properties or assets in a transaction that constitutes an Asset Sale, the Net Proceeds from such Asset Sale shall be applied in accordance with Section 2.10(a).

For purposes of this Section 6.8, the sale, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. In addition, the Company shall not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

Notwithstanding the preceding clause (c) of this Section 6.8, any Restricted Subsidiary, or any Person with no Indebtedness outstanding, may consolidate with or merge with or into the Company.

6.9. Limitations on Affiliate Transactions.

(a)       The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(i)            the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or, if no comparable transaction with a Person that is not an Affiliate is available, on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary;

(ii)           in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, an Officers’ Certificate shall have been delivered to the Administrative Agent certifying that such Affiliate Transaction satisfies the criteria in clause (i) of this Section 6.9 and that the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company; and

(iii)          in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Officers’ Certificate referred to in clause (ii) of this Section 6.9 shall also include a certification that the terms of such transaction shall have been approved by a majority of the members of the Board of Directors of the Company having no personal stake in such transaction (other than through ownership of Capital Stock of the Company), if any, or if there are no such members, then the Company shall have received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that the terms of such Affiliate Transaction are not materially less favorable to the Company or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate or that such terms are fair from a financial point of view to the Company or the applicable Restricted Subsidiary.

(b)           Section 6.9(a) will not apply to:

(i)            any Restricted Payment or any Permitted Investment permitted to be made pursuant to Section 6.4;

(ii)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees either in the ordinary course of business or as approved by the Board of Directors of the Company;

(iii)          loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries, in each case only as permitted by Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Closing Date;

(iv)          any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(v)           any transaction effected pursuant to the terms of an agreement that was entered into, alone or as part of a series of agreements, pursuant to or in accordance with this Section 6.9; and

(vi)          the payment of reasonable and customary fees and compensation to, and indemnity provided on behalf of, officers and directors of the Company or any Restricted Subsidiary.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations.   Subject to the provisions of Section 7.2, the Guarantors from time to time becoming parties hereto pursuant to Section 5.11 jointly and severally hereby irrevocably and unconditionally guarantee to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors.   All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2) minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors.   Subject to Section 7.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that, but for the Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute.   Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)       this Guaranty is a guarantee of payment when due and not of collectability and is a primary obligation of each Guarantor and not merely a contract of surety;

(b)       the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Company and any Beneficiary with respect to the existence of such Event of Default;

(c)       the obligations of each Guarantor hereunder are independent of the obligations of the Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company is joined in any such action or actions;

(d)       payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)       any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guarantees of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guarantees of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Swap Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Company or any security for the Guaranteed Obligations and (vi) exercise any other rights available to it under the Credit Documents; and

(f)        this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Guaranteed Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Swap Agreement or any agreement relating to such other guarantee or security, (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations, (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Guaranteed Obligations, (vii) any defenses, set-offs or counterclaims that the Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors.   Each Guarantor hereby waives, for the benefit of the Beneficiaries, (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Company or any other Person or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, etc.   Until the Guaranteed Obligations shall have been paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Company and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Continuing Guaranty.   This Guaranty is a continuing guarantee and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.8. Authority of Guarantors or the Company.   It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.9. Financial Condition of the Company.   Any Credit Extension may be made to the Company or continued from time to time may be entered into from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Company at the time of any such grant or continuation or at the time such Swap Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Company. Each Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Company now known or hereafter known by any Beneficiary.

7.10. Bankruptcy, etc.   (a)  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Company or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or any other Guarantor or by any defense that the Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)       Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and Beneficiaries that the Guaranteed Obligations that are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order that may relieve the Company of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)       In the event that all or any portion of the Guaranteed Obligations are paid by the Company, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.11. Discharge of Guaranty Upon Sale of Guarantor.   If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default.   If any one or more of the following conditions or events shall occur:

(a)       Failure to Make Payments When Due. Failure by the Company to pay (i) when due any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or (ii) any interest on any Loan or any fee or any other amount when due hereunder and continued for 30 days; or

(b)       Default in Other Agreements. Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than the Loans or any Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default (i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“Borrowed Money Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Borrowed Money Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided, however, that, if any such Borrowed Money Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such Borrowed Money Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the unpaid principal of and accrued interest on the Loans shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree of a competent court; or

(c)       Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 6.8 or (ii) Section 5 or 6 (other than Section 6.8) and, in the case of this clause (ii), such default shall not have been remedied or waived within 30 days after receipt by the Company of notice from the Administrative Agent or any Lender of such Default, which notice shall specify such Default, demand that it be remedied and state that such notice is a “Notice of Default”; or

(d)       Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)       Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within 60 days after receipt by the Company of notice from the Administrative Agent or any Lender of such default, which notice shall specify such default, demand that it be remedied and state that such notice is a “Notice of Default”; or

(f)        Involuntary Bankruptcy; Appointment of Receiver, etc. A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case, (ii) appoints a Custodian of the Company or any Significant Subsidiary or a group of Restricted

Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for any substantial part of its property or (iii) orders the winding up or liquidation of the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days; or

(g)       Voluntary Bankruptcy; Appointment of Receiver, etc. The Company or a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case or proceeding, (ii) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a Custodian of it or for any substantial part of its property, (iv) makes a general assignment for the benefit of its creditors or (v) makes a general assignment for the benefit of its creditors; or

(h)       Judgments and Attachments. Failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days; or

(i)        Guaranties and other Credit Documents. At any time after the execution and delivery hereof or thereof, as applicable, (i) any Guaranty, for any reason other than the satisfaction in full of all Obligations or its release pursuant to the terms hereof, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(j)        Permanent Securities. The Company shall (i) fail to issue and sell Permanent Securities when and as required by paragraph 3 of the Fee Letter or (ii) terminate the Engagement Letter or cause or permit any material breach of its obligations thereunder, except in circumstances where the relevant document by its terms provides for liquidated damages and specifies such liquidated damages are the exclusive remedy for the relevant breach;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or (g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Company by the Administrative

Agent, the unpaid principal of and accrued interest on the Loans shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party.

SECTION 9. AGENTS

9.1. Appointment of Agents.   GSCP is hereby appointed the Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes the Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and any duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries. Each Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither GSCP, in its capacity as Syndication Agent, nor GSCP, in its capacity as Lead Arranger, shall have any obligations under this Agreement or any other Credit Document, but each of them shall be entitled to all benefits of this Section 9. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest, together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.2. Powers and Duties.   Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a)       No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)       Exculpatory Provisions. No Agent or any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company and its Subsidiaries), accountants, experts and other professional advisors selected by it and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

9.4. Agents Entitled to Act as Lender.   The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection herewith and otherwise without having to account for the same to the Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a)       Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b)       Each Lender, by delivering its signature page to this Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6. Right to Indemnity.   Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent.   The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Company. Upon any such notice of resignation, the Requisite Lenders shall have the right, upon five Business Days’ notice to the Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all sums, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8. Guaranty

(a)       Agents under Guaranty. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty. Subject to Section 10.5, without further written consent or authorization from the Lenders, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.11 or with respect to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)       Right to Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Company, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof.

SECTION 10. MISCELLANEOUS

10.1. Notices.   Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, the Syndication Agent or the Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or U.S. mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the U.S. mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent.

10.2. Expenses.   Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto, (b) all the costs of furnishing all opinions by counsel for the Company and the other Credit Parties, (c) the reasonable fees, expenses and disbursements of counsel to the Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company, (d) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers, (e) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby and (f) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a)       In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each Agent and Lender and the officers, partners, directors, trustees, employees, agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, willful misconduct or bad faith of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)       To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against the Lenders, the Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off.   In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5. Amendments and Waivers.

(a)       Requisite Lenders’ Consent. Subject to Sections 10.5(b) and (c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b)       Affected Lenders’ Consent. Without the written consent of each Lender  that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity of any Loan or Loan Note;

(ii)           waive any mandatory prepayment required by Section 2.10(b) or (c);

(iii)          reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee payable hereunder;

(iv)          extend the time for payment of any such interest or fees;

(v)           reduce the principal amount of any Loan;

(vi)          amend, modify, terminate or waive any provision of this Section 10.5(b);

(vii)         amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(viii)        release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(ix)           consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c)       Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 10 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)       Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a)       Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitees and Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Register. The Company, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)       Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)            to any Person meeting the criteria of clause (1) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and

(ii)           to any Person meeting the criteria of clause (2) of the definition of the term of “Eligible Assignee”; provided that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1 million (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Loan of the assigning Lender) with respect to the assignment of Loans.

(d)       Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.14(c).

(e)       Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Company and shall maintain a copy of such Assignment Agreement.

(f)        Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that it (i) is an Eligible Assignee, (ii) has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, and (iii) will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(g)       Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder), (iii) the Commitments shall be modified to reflect the Commitment of such assignee and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(h)       Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement. The Company agrees that each participant shall be entitled to the benefits of Section 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that (i) a participant shall not be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company’s prior written consent, and (ii) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Company is notified of the participation sold to such participant and such participant agrees, for the benefit of the Company, to comply with Section 2.14 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(i)        Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between the Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants.   All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements.   All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.14, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.12 shall survive the payment of the Loans.

10.9. No Waiver; Remedies Cumulative.   No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside.   Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.11. Severability.   In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights.   The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings.   Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW.   THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15. CONSENT TO JURISDICTION.   ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1, (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16. WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality.   Each Lender shall hold all confidential information regarding the Company and its Subsidiaries and their businesses identified as such by the Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of  such nature, it being understood and agreed by the Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans, provided that, prior to any disclosure, such assignee, transferee or participant shall agree in a writing provided to the Company to be bound by the provisions of this Section 10.17 as if it were a Lender hereunder, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

10.18. Usury Savings Clause.   Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Company.

10.19. Counterparts.   This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness.   This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21. Lender Representations.   Each Lender represents and warrants to the Credit Parties as follows:

(a)       such Lender is an “accredited investor,” as that term is defined in Rule 501 of the Securities Act, and is purchasing its Loan and the Exchange Notes for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act;

(b)       it understands that the Exchange Notes will not be registered under the Securities Act or any state or other securities law, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that it must hold the Exchange Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state and other securities laws or is exempt from registration; and

(c)       it understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act depends on the satisfaction of various conditions.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

POGO PRODUCING COMPANY

By:	/s/ James P. Ulm, II
	Name:	James P. Ulm, II
	Title:	Senior Vice President and
Chief Financial Officer

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Lead Arranger, Syndication Agent, Administrative Agent and a Lender

By:	/s/ W W Archer
Authorized Signatory

APPENDIX A

TO CREDIT AGREEMENT

Loan Commitments

Lender	Loan Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$500,000,000	100.000%
Total	$500,000,000	100.000%

A-1

APPENDIX B

TO CREDIT AGREEMENT

Notice Addresses

POGO PRODUCING COMPANY

5 Greenway Plaza

P.O. Box 2504

Houston, Texas  77252

Attention:  James P. Ulm, II

Telecopier:  (713) 297-5150

with a copy to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas  75201

Attention:  Roderick Goyne, Esq.

Telecopier:  (214) 661-4527

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Lead Arranger, Administrative Agent,

Syndication Agent and a Lender

Goldman Sachs Credit Partners L.P.

85 Broad Street

New York, New York  10004

Attention:  Pedro Ramirez

Telecopier:  (212) 357-4597

with a copy to:

Goldman Sachs Credit Partners L.P.

85 Broad Street

New York, New York  10004

Attention:  Michelle Latzoni

Telecopier:  (212) 357-4597

B-2

SCHEDULE 1.1

CASH EQUIVALENT INVESTMENTS

Unless otherwise noted, all capitalized terms used in this Schedule 1.1 have the respective meanings assigned to them in the Senior Credit Facility, effective on the date hereof.

“Cash Equivalent Investment” means, at any time:

(a)           securities maturing not more than one year after such time, issued or guaranteed by the United States Government or its agencies or instrumentalities and GSE’s (Government Sponsored Enterprises);

(b)           commercial paper, maturing not more than nine months from the date of issue, which is issued by (i) a corporation (other than an Affiliate or a Subsidiary of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated to be of investment grade by S&P or Moody’s, or (ii) any Lender (or its holding company);

(c)           any certificate of deposit, banker’s acceptance or other bank obligations, maturing not more than one year after such time, which is issued by either (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $100,000,000, or (ii) any Lender;

(d)           any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)(i)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(e)           any loan participation in a loan which is to a borrower with a long-term debt rating of investment grade or higher from any nationally recognized rating agency and is made by (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $100,000,000, or (ii) any Lender;

(f)            any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by any agency of the United States Government, which has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s;

(g)           any interest bearing account at, or certificate of deposit maturing not more than one year after such time issued by, a U.S. savings and loan association which has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s on its long term unsecured debt and which has combined capital and surplus and undivided profits of not less than $100,000,000;

(h)           any interest bearing account at, or certificate of deposit maturing not more than one year after such time, payable in U.S. Dollars and issued by, (i) a foreign banking institution or foreign branch of a U.S. banking institution, which banking institution has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s on its long-term unsecured debt and combined capital and surplus and undivided profits of not less than $100,000,000, or (ii) any foreign subsidiary of a U.S. banking institution, which U.S. banking institution has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s and which subsidiary has combined capital and surplus and undivided profits of not less than $100,000,000 or (iii) by any Lender;

(i)            any evidence of Indebtedness (including variable rate demand notes), maturing not more than one year after such time, issued by any State of the United States, by any county or municipality organized or incorporated under the laws of any State of the United States or by any agency or subdivision of any of the foregoing, in each case rated “A-” or better by S&P or rated “A3” or better by Moody’s;

(j)            any auction rate or preferred securities issued by domestic or foreign corporations, municipalities, or closed-end management investment companies and are designed as short term money market instruments rated “A-” or better by S&P or rated “A3” or better by Moody’s, provided that such Investment will not result in any violation of F.R.S. Board Regulation U and further provided that the Borrower’s ownership interest will not exceed (and will not be convertible into shares which exceed) 5% of the issuer’s outstanding shares entitled to vote unless such ownership interest is acquired pursuant to a merger agreement between the Borrower and such issuer); and

(k)           any mutual funds or similar investment vehicles investing primarily in Investments of the types set forth in the foregoing clauses (a) through (j), provided that ratings requirements shall be applicable to the mutual fund rather than the underlying Investments, as follows:  such mutual funds shall, in each case, have a rating of “A-” or better from S&P or a rating of “A3” from Moody’s or a rating satisfactory to the Administrative Agent from another recognized rating agency satisfactory to the Administrative Agent, provided, however, that it is agreed that (i) any Investment which when made complies with the requirements of any of the foregoing clauses (f), (g) or (h) may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by clauses (i) or (j) shall be permitted to be made directly or indirectly through a mutual fund if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing; or

(m)          any Investments outside of the United States by the Borrower or any of its Subsidiaries which are the functional foreign equivalents in all material respects to the investments described in the foregoing clauses (a) through (g), (i), and (k) of this definition; provided, however, that at no time may the aggregate amount of any individual Investment permitted under this Subsection (m) constitute more than ten percent (10%) of the total principal amount of any applicable mutual fund or other similar investment vehicle in which the Borrower’s Investment has been made.

SCHEDULE 3.1

ORGANIZATION AND CAPITAL STRUCTURE

See attached chart, dated April 11, 2006. The Borrower owns a 100% interest in each entity contained therein, with the exception of Bennett Energy (Utah) P/S in which the Borrower owns an 85.34% interest.

POGO PRODUCING COMPANY CORPORATE STRUCTURE
April 11, 2006

Pogo Producing Company
Pogo Services and Technology Company
Pogo Finance, ULC
Pogo Merger Sub 1, Inc.
Pogo Producing (San Juan) Company
Pogo Producing (Texas Panhandle) Company
Pogo Offshore Pipeline Co.
Pogo Overseas Production, B.V.
Pogo Alberta, ULC
Pogo Partners, Inc.
Pogo Energy, Inc.
Pogo Denmark ApS
Pogo North Sea Limited
Ponzea B.V.
Northrock Resources, Ltd.
Pogo Panhandle 2004, LP
Pogo New Zealand
Northrock Resources P/S
Northrock Energy, Inc.
Bennett Energy P/S

SCHEDULE 4.7

LITIGATION

None.

SCHEDULE 4.8

EXISTING SUBSIDIARIES AND AFFILIATES

Name and Type of Entity	Ownership Percentage (Direct and Indirect)	Jurisdiction of Organization	Restricted/ Unrestricted Subsidiary

Bennett Energy (Utah) P/S (partnership)	85.34%	Utah	Restricted Subsidiary
Latigo Petroleum, Inc. (corporation)(1)	100%	Delaware	Restricted Subsidiary
Northrock Energy, Inc. (corporation)	100%	Canada	Restricted Subsidiary
Northrock Resources, Ltd. (corporation)	100%	Canada	Restricted Subsidiary
Northrock Resources P/S (partnership)	100%	Canada	Restricted Subsidiary
Pogo Alberta, ULC (corporation)	100%	Canada	Restricted Subsidiary
Pogo Denmark ApS (limited liability company)	100%	Denmark	Restricted Subsidiary
Pogo Energy, Inc. (corporation)	100%	Texas	Restricted Subsidiary
Pogo Finance, ULC (corporation)	100%	Canada	Restricted Subsidiary
Pogo Merger Sub 1, Inc. (corporation)(1)	100%	Delaware	Restricted Subsidiary
Pogo New Zealand (unlimited company)	100%	New Zealand	Restricted Subsidiary
Pogo North Sea Limited (corporation)	100%	United Kingdom	Restricted Subsidiary
Pogo Offshore Pipeline Co. (corporation)	100%	Delaware	Restricted Subsidiary
Pogo Overseas Production B.V. (private company with limited liability)	100%	Netherlands	Restricted Subsidiary
Pogo Panhandle 2004, LP (partnership)	100%	Texas	Restricted Subsidiary
Pogo Partners, Inc. (corporation)	100%	Texas	Restricted Subsidiary
Pogo Producing (San Juan) Company (corporation)	100%	Texas	Restricted Subsidiary
Pogo Producing (Texas Panhandle Company) (corporation)	100%	Texas	Restricted Subsidiary
Pogo Services and Technology Corporation (corporation)	100%	Delaware	Restricted Subsidiary
Ponzea B.V. (private company)	100%	Netherlands	Restricted Subsidiary

(1) Subject to the terms and conditions of the Acquisition Agreement, upon consummation of the merger of Pogo Merger Sub 1, Inc. with and into Latigo Petroleum, Inc. (“Latigo”) as provided therein, Latigo shall be deemed a Restricted Subsidiary.

SCHEDULE 4.12

ENVIRONMENTAL MATTERS

None.

EXHIBIT A

FORM OF FUNDING NOTICE

Reference is made to the Senior Credit and Guaranty Agreement, dated as of May 2, 2006 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Pogo Producing Company, the Guarantors referred to therein, the Lenders party thereto from time to time and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Book Runner, Syndication Agent and Administrative Agent. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.1 of the Credit Agreement, the Company desires that Lenders make the following Loans to the Company in accordance with the applicable terms and conditions of the Credit Agreement on May 2, 2006 (the “Credit Date”):

Loans:                                    $450,000,000.00

The Company hereby certifies that:

(i)            as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date;

(ii)           as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Date: May 1, 2006	POGO PRODUCING COMPANY

By:
Name:
Title:

EXHIBIT B

FORM OF EXCHANGE NOTICE

Date:  [               ], 20[     ]

Goldman Sachs Credit Partners L.P.,

in its capacity as Administrative Agent

85 Broad Street

New York, New York  10004

Attention:  Pedro Ramirez

Re:          Pogo Producing Company Credit Agreement

Ladies and Gentlemen:

Reference is hereby made to the Senior Credit and Guaranty Agreement dated as of May 2, 2006 (the “Credit Agreement”), by and among Pogo Producing Company (the “Company”), the Guarantors referred to therein, the Lenders party thereto from time to time and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Book Runner (in such capacities, the “Arranger”), Syndication Agent and Administrative Agent. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

1.             Surrender of Loan Note(s). Enclosed herewith [is an/are] original Loan Note[s] under the Credit Agreement issued to the order of the Lender specified in Section 4 below in the aggregate principal amount of $[               ] (the “Surrendered Note(s)”).

2.             Accrued and Unpaid Interest. The [aggregate] amount of accrued and unpaid interest on the Surrendered Note(s) as of the date hereof (the “Exchange Date”) is $[               ], all of which is required by Sections 2.6 and 2.7 of the Credit Agreement to be paid in cash.

3.             Interest Rate. The undersigned hereby certifies that the interest rate on the Surrendered Note(s) on the Exchange Date equals [          ]% per annum. Pursuant to Section 2.2 of the Credit Agreement, the Exchange Notes to be issued pursuant to this Exchange Notice will bear interest at the rate of [          ]% per annum [insert the interest rate then in effect on the Surrendered Note(s) as of the Exchange Date].

4.             Request for Exchange. [Name of Lender] wishes to exchange [all/$[               ]] of the Surrendered Note(s) to be exchanged for [number] Exchange Note(s) each dated the Exchange Date, bearing interest at the rate specified in Section 3 above and made payable to the following payees ($1 million or any integral multiple of $1,000 in excess thereof):

Amount(s)	Name(s) of Payee(s)	Address(es) of Payee(s)

$
$
$

5.             Issuance of Exchange Notes; Cancellation of Surrendered Note(s). Not later than three Business Days after receipt of this Exchange Notice, please (a) issue the Exchange Note(s) and dated the Exchange Date, bearing interest at the rate specified in Section 3 above from and including the Exchange Date, in the amount(s) and to the payee(s) set forth in Section 4 above, (b) deliver such Exchange Note(s) by hand or by overnight courier to the Exchange Note Indenture Trustee for authentication and instruct the Exchange Note Indenture Trustee to deliver such duly authenticated Exchange Note(s) by hand or by overnight courier to the [respective] payee(s) identified in Section 4 above at the address(es) specified therein and (c) deliver the Surrendered Note(s) to the Company for cancellation upon receipt of evidence that all cash interest has been paid in accordance with Section 7 below and the terms of the Credit Agreement.

6.             Issuance of Replacement Loan Note. Not later than three Business Days from the date hereof, the Company shall (a) issue replacement Loan Note(s) dated the Exchange Date, bearing interest at the rate then in effect on the Surrendered Note(s), in the aggregate amount of $[               ], representing $[               ] of principal on the Surrendered Note(s) not so exchanged, in the respective amount(s) and to the payee(s) set forth below and (b) deliver such replacement Loan Note(s) by hand or by overnight courier to the [respective] payee(s) identified in this Section 6 at the address(es) specified below (amounts to payees other than the Lender presenting Surrendered Notes must be in denominations of $1 million or any integral multiple of $1,000 in excess thereof):

Amount(s)	Name(s) of Payee(s)	Address(es) of Payee(s)

$
$
$

7.             Payment of Accrued and Unpaid Interest. Not later than three Business Days after receipt of this Exchange Notice, and in any event prior to the cancellation of the Surrendered Notes contemplated by Section 5 above, the Company shall make payment of all accrued and unpaid interest specified in Section 2 above in accordance with Sections 2.6 and 2.7 of the Credit Agreement.

Thank you in advance for your prompt attention to this Exchange Notice.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

cc:	The Bank of New York Trust Company, N.A., in its capacity as Exchange Note Trustee

Pogo Producing Company

EXHIBIT C

FORM OF LOAN NOTE

$[               ]

[ ], 20[ ]	New York, New York

FOR VALUE RECEIVED, POGO PRODUCING COMPANY, a Delaware corporation (the “Company”), promises to pay [Name of Lender] (“Payee”) or its registered assigns the principal amount of [               ] DOLLARS ($[               ]) on the Maturity Date (as defined in the Credit Agreement referred to below).

The Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times that shall be determined in accordance with the provisions of that certain Senior Credit and Guaranty Agreement, dated as of May 1, 2006 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Company, the Guarantors referred to therein, the Lenders party thereto from time to time and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Book Runner, Syndication Agent and Administrative Agent. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

This Loan Note is one of the “Loan Notes” in the aggregate principal amount of $[               ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Loan Note shall be made in lawful money of the United States of America in same-day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Company, each Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Loan Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that, before disposing of this Loan Note or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided that the failure to make a notation of any payment made on this Loan Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Loan Note.

This Loan Note is subject to mandatory prepayment and to prepayment at the option of the Company, each as provided in the Credit Agreement.

This Loan Note and the rights and obligations of the Company and Payee hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflict of laws principles thereof.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Loan Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Loan Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Loan Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Loan Note at the place, at the respective times, and in the currency herein prescribed.

The Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Loan Note. The Company and any endorsers of this Loan Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

This Loan Note has not been registered under the United States Securities Act of 1933 (the “Securities Act”) and may not be offered, sold, pledged or otherwise transferred except (a)(1) to a person who the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (2) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (4) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act or (5) pursuant to an effective registration statement under the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

IN WITNESS WHEREOF, the Company has caused this Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

POGO PRODUCING COMPANY

By:
Name:
Title:

TRANSACTIONS ON THIS LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Loan Repaid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.     I am the principal financial officer of Pogo Producing Company (the “Company”).

2.     I have reviewed the terms of that certain Senior Credit and Guaranty Agreement, dated as of May 2, 2006 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Company, the Guarantors referred to therein, the Lenders party thereto from time to time and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Book Runner, Syndication Agent and Administrative Agent; and I have made, or have caused to be made under my supervision, a review of the activities of the Company and its Subsidiaries during the preceding fiscal year of the Company with a view to determining whether the Company has performed its obligations under the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

3.     The examination described in paragraph 2 above did not disclose, and I have no knowledge of, any Event of Default or Default that occurred at any time since the beginning of the preceding fiscal year of the Company, except as set forth in a separate attachment, if any, to this Certificate, describing in detail the nature of the Event of Default or Default, the period during which it has existed, its status and the action that the Company has taken, is taking, or proposes to take with respect to each such Event of Default or Default.

The foregoing certifications, together with any other attachments hereto pursuant to paragraph 3 above, are made and delivered on [               ], 20[          ], pursuant to Section 5.1(e) of the Credit Agreement.

POGO PRODUCING COMPANY

By:
Name:
Title: [Chief Financial Officer]

EXHIBIT E

FORM OF OPINION OF COUNSEL FOR CREDIT PARTIES

2001 ROSS AVENUE	AUSTIN
DALLAS, TEXAS	DALLAS
75201-2980	DUBAI
HONG KONG
TEL +1	HOUSTON
214.953.6500	LONDON
FAX +1	MOSCOW
214.953.6503	NEW YORK
www.bakerbotts.com	RIYADH
WASHINGTON

May 2, 2006

Goldman Sachs Credit Partners L.P.,

as Administrative Agent and a Lender

85 Broad Street

New York, New York  10004

Re:          Senior Credit and Guaranty Agreement of even date herewith (the “Credit Agreement”) among Pogo Producing Company, a Delaware corporation (the “Borrower”), as Borrower, the commercial lending institutions party thereto, as Lenders (the “Lenders”), and Goldman Sachs Credit Partners L.P. (“Goldman”), as Sole Lead Arranger and as Administrative Agent for the Lenders

Ladies and Gentlemen:

We have acted as special counsel to the Borrower in connection with the Credit Agreement. In that connection, we have examined the Credit Agreement, the Loan Note in the original principal amount of $450,000,000 dated as of the date hereof executed and delivered by the Borrower and payable to the order of Goldman, as a Lender (the “Note”), the Fee Letter, the Engagement Letter, the certificate of incorporation and by-laws of the Borrower, corporate records of the Borrower, certificates of public officials and of officers of the Borrower, statutes and other documents as a basis for the opinions hereinafter expressed. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the original copies of those documents. This opinion is furnished to you pursuant to Section 3.1(h) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

On the basis of the foregoing, and subject to the assumptions, qualifications and limitations set forth below, we are of the opinion that:

1.             The Borrower is a corporation, validly existing and in good standing in each case under the laws of the State of Delaware.

2.             The Borrower has all requisite corporate power and authority to own its properties and to conduct its business as described in the Borrower’s Annual Report on Form 10-K for fiscal year 2005, to execute and deliver the Credit Agreement and the Note and to perform its obligations thereunder. The execution, delivery and performance of the Credit Agreement, the Note, the Fee Letter and the Engagement Letter by the Borrower and the consummation by the Borrower of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Borrower. The Credit Agreement, the Note, the Fee Letter and the Engagement Letter have been duly executed and delivered by the Borrower.

3.             Each of the Credit Agreement, the Note, the Fee Letter and the Engagement Letter constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

4.             The execution, delivery and performance by the Borrower of the Credit Agreement, the Note, the Fee Letter and the Engagement Letter do not (a) violate any federal or New York statute, rule or regulation, or (b) require consent or approval of, registration or filing with, or any other action by, any federal or New York state governmental authority.

5.             The Loan to be made on the date hereof and the application of the proceeds thereof as provided for in the Credit Agreement do not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

6.             The Borrower is not, and will not be upon the issuance and sale of the Note and the use of the proceeds thereof, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.             Assuming the accuracy of the representations and warranties of the Borrower and the Lenders as to matters of fact contained in the Credit Agreement, the performance by them of the agreements contained therein, and the compliance by the holder of the Note with the restrictions on transfer set forth in the Note, it is not necessary in connection with the offer and sale by the Borrower of the Note in the manner contemplated by the Credit Agreement to register the Note under the Securities Act or to qualify an indenture in respect of the Note under the Trust Indenture Act of 1939, as amended.

The foregoing opinions are subject to the following assumptions, qualifications and limitations:

A.            We have, without independent verification, relied on the representations and warranties of the Borrower contained in the Credit Agreement with respect to the accuracy of the factual matters contained therein and assumed with your approval (i) that each party to the Credit Agreement (other than the Borrower) has the power and authority to enter into the Credit Agreement and to perform its obligations thereunder, (ii) the due authorization, execution and delivery of the Credit Agreement by each party thereto (other than the Borrower), (iii) that the Credit Agreement constitutes the legal, valid, binding and enforceable obligations of each party thereto (other than the Borrower) and (iv) the genuineness of all signatures, the conformity to authentic, original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all documents submitted to us as originals.

B.            Our opinions set forth in paragraph 3 are subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium, conservatorship and similar laws affecting creditor’s rights and remedies generally, (ii) general principles of equity (whether considered in a proceeding in equity or at law) and (iii) principles of materiality and reasonableness and implied covenants of

E-2

good faith and fair dealing. We express no opinion as to whether a court would grant specific performance or any other equitable remedy or any particular remedy or the enforceability of any self-help remedy.

C.            With respect to our opinions in paragraphs 2 and 4, we assume that the Borrower owns no assets and conducts no business other than as described in the Borrower’s Annual Report on Form 10-K for fiscal year 2005.

D.            No opinion is expressed above as to the enforceability of any provision of the Credit Agreement or the Note that purports to (i) waive rights of any party that cannot be waived as a matter of applicable law, (ii) entitle a party to indemnification or absolution from liability in respect of any matters contrary to public policy or arising under any securities laws or in whole or in part by reason of any illegal, wrongful or negligent act or omission of that party, (iii) prohibit any unwritten waivers of or amendments to any provisions of the Credit Agreement or the Note or (iv) establish any evidentiary standard.

E.             No opinion is expressed above (i) except as provided in our opinions set forth in paragraphs 5, 6 and 7, as to the effect of any state or federal securities laws or regulations insofar as they are applicable to or otherwise affect any party to the Credit Agreement or the Note, the transactions contemplated by the Credit Agreement and the Note or the exercise of any rights or remedies of any party to the Credit Agreement or the Note or (ii) as to various state and federal laws and regulations applicable to the business or lending transactions of the Agents, the Lenders or any assignee or participant of any such Person which may relate to the Credit Agreement or the Note or the transactions contemplated thereby.

This opinion is limited to the applicable laws of the State of New York, the Delaware General Corporation Law and applicable federal law, each as in effect on the date hereof, and no opinion is expressed herein as to the laws of any other jurisdiction. We undertake no, and hereby disclaim any, obligation or responsibility to update or supplement this opinion in response to subsequent changes in law or future events affecting any transaction contemplated by the Credit Agreement or the Note. This opinion is rendered solely for your benefit in connection with the transactions contemplated by the Credit Agreement and the Note to be consummated on this date. This opinion may not be used for any other purpose or disclosed to or relied on by any other Person without, in each instance, our prior written consent.

Very truly yours,

E-3

EXHIBIT F

FORM OF OPINION OF GENERAL COUNSEL OF THE COMPANY

May 2, 2006

To:          Goldman Sachs Credit Partners L.P.,

as Administrative Agent and a Lender

115 South LaSalle Street

Chicago, Illinois 60603

Re:          Senior Credit and Guaranty Agreement of even date herewith (the “Credit Agreement”) among Pogo Producing Company, a Delaware corporation (the “Borrower”), as Borrower, the commercial lending institutions party thereto, as Lenders (the “Lenders”), and Goldman Sachs Credit Partners L.P. (“Goldman”), as Sole Lead Arranger and as Administrative Agent for the Lenders

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.1(h) of the Credit Agreement. Except as otherwise specified, capitalized terms used in this opinion which are defined in the Credit Agreement are used herein with the same meaning.

I have acted as counsel to the Borrower in connection with the Credit Agreement. In that capacity, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Credit Agreement, the Loan Note in the original principal amount of $450,000,000 dated as of the date hereof executed and delivered by the Borrower and payable to the order of Goldman, as a Lender (the “Note”), the Fee Letter, the Engagement Letter, the certificates of incorporation and by-laws of the Borrower, corporate records of the Borrower, certificates of public officials and of officers of the Borrower, statutes and other documents as a basis for the opinions hereinafter expressed. I have assumed that all documents submitted to me as originals are authentic and all documents submitted to me as certified or photostatic copies conform to the original copies of those documents.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that:

1.           The Borrower is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to qualify could not reasonably be expected to have a Material Adverse Effect.

2.           The execution and delivery of the Credit Agreement and the Note, the consummation of the transactions contemplated thereby and compliance by the Borrower with the provisions thereof will not conflict with, constitute a default under or violate (i) any of the provisions of the certificate of incorporation or by-laws of the Borrower, (ii) any of the terms, conditions or provisions of any material agreement, instrument or other document to which the Borrower is a party or by which it is bound of which I am aware, the default under or violation of which would have a Material Adverse Effect or (iii) to my knowledge, any court order applicable to the Borrower.

3.           To my knowledge, there is no action, suit or proceeding pending or threatened against the Borrower or any of its Subsidiaries or any of their respective properties (other than those that are common to the oil and gas industry generally) in any court or before any arbitrator of any kind or before or by any Governmental Authority that, if adversely determined, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

This opinion is limited to the laws of the State of Texas and the federal laws of the United States as in effect on the date hereof and is rendered solely for your benefit in connection with the transactions contemplated by the Credit Agreement and the Note to be consummated on this date. I undertake no, and hereby disclaim any, obligation or responsibility to update or supplement this opinion in response to subsequent changes in law or future events affecting any transaction contemplated by the Credit Agreement or the Note. This opinion may not be used or relied on by any other Person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent.

Very truly yours,

Senior Vice President and General Counsel

F-2

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[an Eligible Assignee]

3.	Company:	Pogo Producing Company

4.	Administrative Agent:	Goldman Sachs Credit Partners L.P., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of May 2, 2006, among Pogo Producing Company, the Lenders parties thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Loans Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans
	$	$		%
	$	$		%
	$	$		%

Effective Date:  [               ], 20[     ] [To be inserted by the Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.]

7.             Notice and Wire Instructions:

[Name of Assignor]	[Name of Assignee]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[Name of Assignor]

By:
Name:
Title:

ASSIGNEE
[Name of Assignee]

By:
Name:
Title:

Consented to and Accepted:

GOLDMAN SACHS CREDIT PARTNERS L.P., as
Administrative Agent

By:
Name:
Title:

ANNEX 1 to EXHIBIT G

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

1.             Representations and Warranties.

1.1       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (collectively, the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (v) if it elects to exchange all or a portion of its Loan for one or more Exchange Notes, such exchange of Notes would be for its own account and not with a view to distribution in violation of any securities laws and (vi) if it is a Non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations that, by the terms of the Credit Documents, are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to, but excluding, the Effective Date, and to the Assignee for amounts that have accrued from, and after, the Effective Date.

3.             General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBIT H

FORM OF CERTIFICATE OF NON-BANK STATUS

Reference is made to the Senior Credit and Guaranty Agreement, dated as of May 2, 2006 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Pogo Producing Company, the Guarantors referred to therein, the Lenders party thereto from time to time and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Book Runner, Syndication Agent and Administrative Agent. Pursuant to Section 2.14(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[Name of Lender]

By:
Name:
Title:

EXHIBIT I

FORM OF CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.   I am the chief financial officer of Pogo Producing Company (“Company”).

2.   Reference is made to Section 3.1 of the Senior Credit and Guaranty Agreement, dated as of May 2, 2006 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Company, the Guarantors referred to therein, the Lenders party thereto from time to time and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Book Runner, Syndication Agent and Administrative Agent. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

3.   I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.   Based upon my review and examination described in paragraph 3 above, I certify, on behalf of the Company and not in my individual capacity, that as of the date hereof:

(i)            as of the Closing Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date;

(ii)           as of the Closing Date, no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated by the Credit Agreement;

(iii)          as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated by the Credit Agreement that would constitute an Event of Default or a Default;

(iv)          as of the Closing Date, the Company has signed the Commitment Letter, Fee Letter and Engagement Letter and neither the Company nor any Guarantor is in breach or violation of any of its obligations under the Commitment Letter or Fee Letter; and

(v)           the Acquisition is being consummated simultaneously with this transaction and all conditions thereto have been satisfied or waived (with the Administrative Agent’s consent).

5.   Attached as Annex A hereto are true and complete (and, where applicable, executed and conformed) copies of the Acquisition Agreement and all material documents executed in connection therewith.

6.   Each Credit Party has requested Baker Botts L.L.P., counsel for Credit Parties, and Michael J. Killelea, general counsel of the Company, to deliver to Agents and Lenders on the Closing Date favorable written opinions setting forth substantially the matters in the opinions designated in Exhibits E and F annexed to the Credit Agreement, and as to such other matters as Syndication Agent and Administrative Agent may reasonably request.

7.   Attached hereto as Annex B are true, complete and correct copies of the Historical Financial Statements.

8.   After giving effect to the consummation of the Acquisition and the payment of all Transaction Costs and other amounts payable in connection therewith, the Company has at least $75.0 million undrawn and available to it for immediate drawing under the Senior Credit Facility and its money market lines, as illustrated below:

Availability: (i) - (ii) + (iii) =		Actual:	$	[ , , ]
		Required:		$75,000,000

(i)	pro forma aggregate borrowing base available under Senior Credit Facility as of the Closing Date		$	[ , , ]

(ii)	(a)	pro forma borrowings under Senior Credit Facility as of the Closing Date	$	[ , , ]

	(b)	pro forma letters of credit outstanding under Senior Credit Facility as of the Closing Date	$	[ , , ]

(iii)	funds that can be drawn under money market lines as of the Closing Date		$	[ , , ]

[Remainder of page intentionally left blank.]

I-2

The foregoing certifications are made and delivered as of May 2, 2006.

POGO PRODUCING COMPANY

Name:
Title: Chief Financial Officer

I-3

EXHIBIT J

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.     I am the chief financial officer of Pogo Producing Company, a Delaware corporation (“Company”).

2.     Reference is made to that certain Senior Credit and Guaranty Agreement, dated as of May 2, 2006 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Company, the Guarantors referred to therein, the Lenders party thereto from time to time and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Book Runner, Syndication Agent and Administrative Agent. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

3.     I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.     Based upon my review and examination described in paragraph 3 above, I certify that, to the best of my knowledge, information and belief as of the date hereof, after giving effect to the consummation of the Acquisition and other transactions contemplated by the Related Agreements, the related financings and the other transactions contemplated by the Credit Documents and the Related Agreements, the Company and its Subsidiaries are and will be Solvent.

The foregoing certifications are made and delivered as of May 2, 2006.

POGO PRODUCING COMPANY

Name:
Title: Chief Financial Officer

EXHIBIT K

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated [               ], 20[     ] (this “Joinder Agreement”), is delivered pursuant to the Senior Credit and Guaranty Agreement, dated as of May 2, 2006 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Pogo Producing Company, the Guarantors referred to therein, the Lenders party thereto from time to time and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Book Runner, Syndication Agent and Administrative Agent. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

Section 1. Pursuant to Section 5.11 of the Credit Agreement, the undersigned hereby:

(a)           agrees that this Joinder Agreement may be attached to the Credit Agreement and that, by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)           represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct both before and after giving effect to this Joinder Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c)           no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default; and

(d)           agrees to irrevocably and unconditionally guarantee the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement;

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents (including a legal opinion substantially in the form of Exhibit E to the Credit Agreement, mutatis mutandi) and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Joinder Agreement. Neither this Joinder Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Joinder Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given in accordance with the corresponding provisions of the Credit Agreement, and, for all purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Joinder Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

This Joinder Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflict of laws principles thereof.

K-2

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

POGO PRODUCING COMPANY

By:
Name:
Title:

Address for Notices:

POGO PRODUCING COMPANY

5 Greenway Plaza

P.O. Box 2504

Houston, Texas  77252

Attention:  James P. Ulm, II

Telecopier:  (713) 297-5150

with a copy to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas  75201

Attention:  Roderick Goyne, Esq.

Telecopier:  (214) 661-4527

ACKNOWLEDGED AND ACCEPTED,

as of the date above first written:

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent

By:
Name:
Title:

K-3